EXHIBIT 99.2

Published CUSIP Number: 39762JAC8
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 29, 2010
among
GREIF, INC.,
GREIF INTERNATIONAL HOLDING SUPRA C.V.
and
GREIF INTERNATIONAL HOLDING B.V.,
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,
and
The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES LLC,
KEYBANK NATIONAL ASSOCIATION,
CITIZENS BANK OF PENNSYLVANIA
and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Book Managers,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
KEYBANK NATIONAL ASSOCIATION,
CITIZENS BANK OF PENNSYLVANIA,
DEUTSCHE BANK SECURITIES INC.
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
FIFTH THIRD BANK,
as Managing Agents

i

(continued)

(continued)

(continued)

v

SCHEDULES

1.01	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Designated Borrower Request and Assumption Agreement
G	Designated Borrower Notice

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 29, 2010, among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) incorporated and existing under the laws of The Netherlands with statutory seat in Amsterdam, The Netherlands (“Greif CV1”), Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of The Netherlands with statutory seat in Amstelveen, The Netherlands (“Greif International Holding”), and certain other Wholly-Owned Subsidiaries of the Company party hereto pursuant to Section 2.16 (each of Greif CV1, Greif International Holding and each such other Wholly-Owned Subsidiary, a “Designated Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, a Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
Pursuant to the Credit Agreement, dated as of February 19, 2009 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), among the Borrowers, the various financial institutions from time to time party thereto (collectively, the “Existing Lenders”) and the Administrative Agent, the Existing Lenders agreed to make extensions of credit to the Borrowers on the terms and conditions set forth therein, including making loans (the “Existing Loans”) to the Borrowers.
The Company has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrowers pursuant to the terms of this Agreement, and the Lenders (including certain of the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that (a) the commitments which the Existing Lenders have agreed to extend to the Borrowers under the Existing Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement; and (b) the Existing Loans and other Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions accrued and owing, under the terms of the Existing Credit Agreement on or prior to the Closing Date or arising (in the case of indemnification) under the terms of the Existing Credit Agreement).
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means (a) the purchase by a Person of all or a significant part of a business or business unit conducted by another Person; or (b) the merger, consolidation or amalgamation of any Person with any other Person.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Amended and Restated Credit Agreement.
“Alternative Currency” means Euro and each other currency (other than Dollars) that is approved in accordance with Section 1.08.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Swing Line Sublimit” means $50,000,000. As of the Closing Date, ING has agreed to make all of the Swing Line Loans under the Alternative Currency Swing Line Sublimit. The Alternative Currency Swing Line Sublimit is part of, and not in addition to, the Swing Line Sublimit.
“Ancillary Obligations” means, collectively, obligations arising under any of the Existing Guaranties or Secured Lender Arrangements.

“Applicable Percentage” means:
(a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time, subject to adjustment as provided in Section 2.18, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time;
(b) in respect of the U.S. Revolving Credit Facility, with respect to any U.S. Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the U.S. Revolving Credit Facility represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.18; and
(c) in respect of the Global Revolving Credit Facility, with respect to any Global Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Global Revolving Credit Facility represented by such Global Revolving Credit Lender’s Global Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.18.
If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.01, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, as the case may be, shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, as the case may be, most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

				Applicable Rate for Revolving Loans
				and Letters of Credit
		Applicable Rate for Term		LIBOR
		Loans		Loans/Letter
		LIBOR	Base Rate	of Credit	Base Rate	Facility
Pricing Level	Leverage Ratio	Loans	Loans	Fees	Loans	Fee
1	≥ 3.00:1	2.25%	1.25%	1.80%	0.80%	0.45%
2	< 3.00:1 but ≥ 2.50:1	2.00%	1.00%	1.60%	0.60%	0.40%
3	< 2.50:1 but ≥ 2.00:1	1.75%	0.75%	1.40%	0.40%	0.35%
4	< 2.00:1 but ≥ 1.50:1	1.50%	0.50%	1.20%	0.20%	0.30%
5	< 1.50:1 but ≥ 1.00:1	1.25%	0.25%	0.95%	0.00%	0.30%
6	< 1.00:1	1.00%	0.00%	0.70%	0.00%	0.30%
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Term Lenders and the Required Revolving Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the Fiscal Quarter ending January 31, 2011 shall be Pricing Level 2.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.16.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, a U.S. Revolving Credit Loan or a Global Revolving Credit Loan, respectively, at such time; (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Global Revolving Credit Lenders; and (c) with respect to the Swing Line Sublimit (including the Dollar Swing Line Sublimit and the Alternative Currency Swing Line Sublimit), (i) the Swing Line Lenders and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the U.S. Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, BAS, JPM Securities, KeyBank, Citizens and DBSI in their respective capacities as joint lead arrangers and joint book managers.
“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of an interest in shares of Equity Interests of a Subsidiary of the Company (other than directors’ qualifying shares) and similar arrangements required by Law, property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Subsidiaries; provided that a Recovery Event shall not be considered an Asset Disposition.
“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Attributable Debt” means as of the date of determination thereof, without duplication, (a) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease; (b) Receivables Facility Attributable Debt; provided that, for purposes of the definition of “Leverage Ratio”, Receivables Facility Attributable Debt in an amount not to exceed $300,000,000 in the aggregate for all such Receivables Facility Attributable Debt shall not be considered “Attributable Debt” to the extent the Permitted Accounts Receivable Securitization giving rise to such Receivables Facility Attributable Debt constitutes a “true sale” under GAAP; and (c) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended October 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.01.
“Bank of America” means Bank of America, N.A. and its successors.
“BAS” means Banc of America Securities LLC, which is scheduled to be merged with and into Merrill Lynch, Pierce, Fenner & Smith Incorporated on or about November 1, 2010.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“BBA LIBOR” has the meaning specified in clause (a) of the definition of “Eurodollar Rate”.
“Beneficial Owner” shall have the meaning assigned thereto in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Term Borrowing, a U.S. Revolving Credit Borrowing, a Global Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
(a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day;
(c) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.03.
“CAM Exchange Date” means the date on which any Event of Default referred to in Section 8.01(e) shall occur or the date on which the Company receives written notice from the Administrative Agent that any Event of Default referred to in Section 8.01(f) has occurred.
“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.
“Capital Expenditures” means, without duplication, with respect to any Person, any amounts expended, during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset including, without limitation, the direct or indirect acquisition of such assets or improvements by way of increased product or service charges, offset items or otherwise, and shall include Capitalized Leases but shall exclude any Capital Expenditures arising as a part of a Permitted Acquisition or any purchase of timberland by Soterra LLC, or expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed from the proceeds of a Recovery Event.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP.
“Cash” means money, currency or the available credit balance in a Deposit Account.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (a) any security, maturing not more than one year after the date of acquisition, issued by the United States or an instrumentality or agency thereof and guaranteed in full as to principal, premium, if any, and interest by the United States; (b) any certificate of deposit, time deposit or bankers’ acceptance (or, with respect to non-U.S. banking institutions, similar instruments), maturing not more than one year after the day of acquisition, issued by any commercial banking institution that is a member of the U.S. Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States, in each case, having combined capital and surplus and undivided profits of not less than $500,000,000 (or the foreign currency equivalent thereof), whose short-term debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; (c) commercial paper maturing not more than one year after the date of acquisition issued by a corporation (other than an Affiliate or Subsidiary of the Company or any Borrower) with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; (d) any money market deposit accounts issued or offered by a commercial banking institution that is a member of the U.S. Federal Reserve System or a commercial institution organized and located in a country recognized by the United States, in each case, having combined capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof); and (e) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management not exceeding a Dollar Equivalent amount of $25,000,000 in aggregate principal amount outstanding at any time.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) has entered into a Cash Management Agreement with any Loan Party prior to the Closing Date, if (i) such Person is a Lender or an Affiliate of a Lender as of the Closing Date and (ii) the obligations under such Cash Management Agreement were secured pursuant to the Existing Credit Agreement; and (b) enters into a Cash Management Agreement with any Loan Party on or after the Closing Date, if such Person is a Lender or an Affiliate of a Lender at the time it enters into such Cash Management Agreement.
“CFC” means a Person that is a controlled foreign corporation as defined in Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means the occurrence at any time of any of the following events:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Investors) is or becomes (as a result of the acquisition or issuance of securities, by merger or otherwise) the Beneficial Owner, directly or indirectly, of more than 35% of the voting power with respect to the election of directors of all then outstanding voting Equity Interests of the Company (other than as a result of a public primary registered equity offering by the Company of new shares issued by the Company in such offering), whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Investors or otherwise (for purposes of this clause (a), the Permitted Investors will be deemed to beneficially own any voting Equity Interests of a specified corporation held by a parent corporation so long as the Permitted Investors beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the voting Equity Interests of such parent corporation);
(b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its Subsidiaries (other than Soterra LLC), considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned Subsidiary or one or more Permitted Investors or a Person of which one or more of the Permitted Investors own more than 50% of the voting power) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Investors; provided that the Company is the surviving entity) or any other Person (other than one or more Permitted Investors or a Person of which one or more of the Permitted Investors own more than 50% of the voting power; and provided, further, that the Company is the surviving entity) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding voting Equity Interests of the Company are reclassified into or exchanged for cash, securities or other property, other than any such transaction where:
(i) the outstanding voting Equity Interests of the Company are reclassified into or exchanged for other voting Equity Interests of the Company or for voting Equity Interests of the surviving corporation, and
(ii) the holders of the voting Equity Interests of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting Equity Interests of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction.
“Citizens” means Citizens Bank of Pennsylvania.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Security Agreement and any supplements thereto, the Foreign Security Agreement and any supplements thereto, and any other similar agreements delivered to the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Release Period” means any period during which the Company has obtained an Investment Grade Rating and the Administrative Agent (on behalf of the Secured Parties) has released its security interests in the Collateral at the request of the Company pursuant to Section 6.11(g).
“Commitment” means a Term Commitment, a U.S. Revolving Credit Commitment or a Global Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of a (a) Term Borrowing, (b) U.S. Revolving Credit Borrowing, (c) Global Revolving Credit Borrowing, (d) conversion of Loans from one Type to the other, or (e) continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Common Stock” means the Class A Common Stock and Class B Common Stock of the Company, in each case without par value.
“Company” has the meaning specified in the introductory paragraph hereto.
“Company Guaranty” means the Company Guaranty, made by the Company in favor of the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.
“Company Owned Life Insurance Program” means a life insurance program in which the Company is a participant, pursuant to which the Company is the owner of whole life policies insuring the lives of certain of its employees.
“Compliance Certificate” has the meaning specified in Section 6.02(a).
“Consolidated Debt” means, at any time, (a) all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (b) the aggregate outstanding amount, without duplication, of Attributable Debt of the Company and its Subsidiaries determined on a consolidated basis.
“Consolidated EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

	(a)	Consolidated Net Income;

plus	(b)	Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income;

plus	(c)	charges against income for foreign, Federal, state and local taxes and capital taxes in each case based on income, to the extent deducted in computing Consolidated Net Income;

plus	(d)	depreciation and depletion expense, to the extent deducted in computing Consolidated Net Income;

plus	(e)	amortization expense, including, without limitation, amortization of goodwill and other intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the Loan Documents, and other fees, costs and expenses in connection with Permitted Acquisitions, in each case, to the extent deducted in computing Consolidated Net Income;

minus	(f)	the gain (or plus the loss) resulting from the sale of any assets other than in the ordinary course of business to the extent added (deducted) in computing Consolidated Net Income;

minus	(g)	any amount of gains from the sale of Timber Lands in excess of the Dollar Equivalent of $40,000,000 for any such period;

minus	(h)	extraordinary or non-cash nonrecurring gains (or plus extraordinary or non-cash nonrecurring losses) to the extent added (deducted) in computing Consolidated Net Income;

minus	(i)	any gain resulting from any write-up of assets (other than with respect to any Company Owned Life Insurance Program) to the extent added (deducted) in computing Consolidated Net Income;

plus	(j)	any non-cash charge resulting from any write-down of assets to the extent deducted in computing Consolidated Net Income and any deferred financing costs for such period written off, or premiums paid, in connection with the early extinguishment of Indebtedness;

plus	(k)	any non-cash restructuring charge to the extent deducted in computing Consolidated Net Income; and

plus	(l)	cash restructuring charges incurred during Fiscal Years 2010 and 2011, not to exceed the amounts for such periods as set forth on Schedule 1.01 to the Disclosure Letter;
in each case calculated for the applicable period in conformity with GAAP; provided that Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated EBITDA during any prior periods.
Without limiting the foregoing, in the event that Pinwheel is at any time accountable for amounts in excess of either 25% of Consolidated Operating Profits or 25% of Consolidated Total Assets, then the Company shall, for purposes of determining compliance with financial covenants hereunder, reduce the Consolidated EBITDA by Pinwheel’s EBITDA (as determined by the Company in good faith and consistent with calculations of Consolidated EBITDA and past business practice) by the amount that exceeds 25% of Consolidated EBITDA.
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all cash Capital Expenditures, excluding any Capital Expenditures financed entirely (A) by capital contributions to the Company by its shareholders or from any proceeds from the issuance or sale of Equity Interests of the Company or any Subsidiaries, (B) through the incurrence of Indebtedness by the Company or any Subsidiary (other than the Loans) or (C) from the proceeds of any Asset Sale or Recovery Event less (iii) the aggregate amount of Federal, state, local and foreign income taxes actually paid in cash (other than taxes related to Asset Sales not in the ordinary course of business), to (b) the sum of (i) Consolidated Interest Expense to the extent paid or payable in cash during such period and (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, in each case, of or by the Company and its Subsidiaries for the most recently completed Test Period.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of the total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding any amortization of deferred financing costs, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP, plus the interest component of any lease payment under Attributable Debt transactions paid by the Company and its Subsidiaries on a consolidated basis, plus expenses and any discount and/or interest component in respect of a sale of Receivables by the Company and its Subsidiaries permitted under this Agreement regardless of whether such expenses, discount or interest would constitute interest under GAAP, plus amortization in connection with Swap Contracts, plus interest expense on deferred compensation or customer deposits.
“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any period, the aggregate of the net income (loss) of the Person in question for such period, determined in accordance with GAAP on a consolidated basis; provided that there shall be excluded (a) the income or loss of any unconsolidated Subsidiary and any Person in which any other Person (other than the Company or any of its Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimis number of shares in order to comply with other similar requirements) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Wholly-Owned Subsidiaries by such Person during such period; (b) unrealized gains or losses in respect of Swap Contracts; and (c) the cumulative effect of a change in accounting principles.
“Consolidated Operating Profits” means the amount set forth as “Consolidated Operating Profits” on the internal, unaudited financial reports of the Company, as determined by the Company in good faith, in a manner consistent with the Company’s past business practice, and provided to the Administrative Agent pursuant to Section 6.03(e).
“Consolidated Tangible Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP, but excluding therefrom all items that are treated as goodwill and other intangible assets under GAAP.
“Consolidated Total Assets” means the aggregate amount of all current and long-term assets of the Company and its Subsidiaries, on a consolidated basis.

“Contaminant” means any material with respect to which any Environmental Law imposes a duty, obligation or standard of conduct, including without limitation any pollutant, contaminant (as those terms are defined in 42 U.S.C. § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. § 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR § 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)), or any state, local or other equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, (or any fraction thereof), waste, or breakdown or decomposition product thereof, mold, bacteria or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.
“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. A Person shall be deemed to Control a corporation if such Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such corporation. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Subsidiary” of any Person means a Subsidiary of such Person (a) ninety percent (90%) or more of the Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and (b) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.
“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.
“Customary Permitted Liens” means, for any Person:
(a) Liens for taxes, fees, assessments or other governmental charges not yet delinquent, or can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings diligently pursued; provided that adequate provision for the payment of all such taxes, assessments or governmental charges known to such Person has been made on the books of such Person to the extent required by GAAP;
(b) mechanics’, suppliers’, processor’s, materialmen’s, carriers’, warehousemen’s, workmen’s, landlord’s, repairmen’s and similar Liens arising by operation of law and arising or created in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings diligently pursued which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits which are not delinquent or are being contested in good faith by appropriate proceedings diligently pursued; provided that adequate provision for the payment of such Liens known to such Person has been made on the books of such Person to the extent required by GAAP;
(d) (i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under Operating Leases, (ii) Liens securing surety, indemnity, performance, appeal, customs and release bonds and (iii) other non-delinquent obligations of a like nature; provided that all such Liens individually or in the aggregate do not impair in any material respect the use of the property of the Company and its Subsidiaries or the operation of the business of the Company and its Subsidiaries taken as a whole;
(e) Permitted Real Property Encumbrances;
(f) consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;
(g) attachment, judgment, writs or warrants of attachment or other similar Liens arising in connection with court or arbitration proceedings; provided that the enforcement of such Liens are stayed, payment is covered in full by insurance or which do not constitute an Event of Default under Section 8.01(i);
(h) licenses of patents, trademarks, or other intellectual property rights granted in the ordinary course of business;
(i) Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by Section 7.04 or 7.10;
(j) Liens arising due to any cash pooling, netting or composite accounting arrangements between any one or more of the Borrowers and any of their Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits.
(k) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries and any interest or title of a lessor, licensor or subleasor under any lease or license permitted by this Agreement or the Collateral Documents;

(l) contract easements and other contract rights on Timber Assets in connection with an arrangement under which the Company or any of its Subsidiaries permits, in the ordinary course of business, a Person to cut or pay for timber, however determined;
(m) Liens to secure Indebtedness of joint ventures in which the Company or a Subsidiary has an interest, to the extent that such Liens are on property or assets of, or Equity Interests in, such joint ventures;
(n) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing funded Indebtedness of the Company or any of its Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges as they relate to such funds or evidences of Indebtedness entered into in connection with such defeasances; and
(o) customary rights of set off, banker’s lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Borrower maintains deposit, disbursement or concentration accounts in the ordinary course of business that is not prohibited by this Agreement.
“DBNY” means Deutsche Bank AG New York Branch.
“DBSI” means Deutsche Bank Securities Inc.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder; (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that, with respect to clauses (a) through (c) a Lender shall not be a Defaulting Lender solely by virtue of its failure to reimburse the Administrative Agent for expenses owed by such Lender pursuant hereto if such expenses are the subject of a good faith dispute); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Notice” has the meaning specified in Section 2.16.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16.
“Designated Borrower Sublimit” means an amount equal to the lesser of (a) the Revolving Credit Facility and (b) $500,000,000. The Designated Borrower Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Loans and (b) accrued and unpaid fees under the Loan Documents.
“Designated Participant” means any of (a) Dubai International Capital LLC and its Affiliates, including without limitation Mauser Group; (b) Schutz Containers and its Affiliates; and (c) any other Person designated by the Company from time to time, while no Event of Default exists, as a competitor of the Company or any of its Subsidiaries, so long as the Company provides written certification to that effect signed by a Responsible Officer and provides evidence reasonably satisfactory to the Administrative Agent that such Person is a competitor.
“Disclosure Letter” means the letter of even date herewith delivered by the Company to the Administrative Agent and the Lenders.

“Dividend” has the meaning specified in Section 7.05.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollar Swing Line Sublimit” means $75,000,000. As of the Closing Date, Bank of America has agreed to make up to $50,000,000 in Swing Line Loans under the Dollar Swing Line Sublimit, and U.S. Bank has agreed to make up to $25,000,000 in Swing Line Loans under the Dollar Swing Line Sublimit, with each such agreed amount subject to change upon the mutual agreement of the Company, the Administrative Agent and the Swing Line Lenders. The Dollar Swing Line Sublimit is part of, and not in addition to, the Swing Line Sublimit.
“Domestic Receivables Securitization” means any securitization transaction or series of securitization transactions that may be entered into by the Company or any of its Domestic Subsidiaries whereby the Company or any of its Domestic Subsidiaries sells, conveys or otherwise transfers any Receivables Facility Assets of the Company and its Domestic Subsidiaries to a Receivables Subsidiary or to any unaffiliated Person, on terms customary for securitizations of Receivables Facility Assets in the United States; provided that any such transaction entered into by the Company and/or any of its Domestic Subsidiaries after the Closing Date shall be consummated on terms reasonably acceptable to the Administrative Agent, and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its written approval thereof.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Dual Investment Grade Status” exists at any time when the Company has obtained Investment Grade Ratings from both S&P and Moody’s; provided that if either S&P or Moody’s shall change its system of classifications after the date of this Agreement, Dual Investment Grade Status shall exist at any time when the Company’s applicable corporate family rating is at or above the new rating which most closely corresponds to the applicable Investment Grade Rating under the previous rating system.
“Earnout Obligations” means those payment obligations of the Company and its Subsidiaries to former owners of businesses which were acquired by the Company or one of its Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such obligations are required to be set forth with respect to such payment obligations on a balance sheet prepared in accordance with GAAP applied in a manner consistent with past practices.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v), (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claim” means any notice of violation, claim, suit, demand, abatement order, or other lawful order by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), property damage, contribution, cost recovery, or any other common law claims, indemnity, indirect or consequential damages, damage to the environment, nuisance, cost recovery, or any other common law claims, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Contaminant in, into or onto the environment at, in, by, from or related to any Premises or (b) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with any Borrower’s operations or any Premises.
“Environmental Laws” means any and all applicable foreign, Federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives, or Environmental Permits relating to the protection of health, safety or the environment, including, but not limited to, the following statutes as now written and hereafter amended: the Water Pollution Control Act, as codified in 33 U.S.C. § 1251 et seq., the Clean Air Act, as codified in 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. § 300f et seq., and any related regulations, as well as all state, local or other equivalents.
“Environmental Permit” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws and necessary or reasonably required for the current and anticipated future operation of the business of the Company or any Subsidiary.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar Base Rate” has the meaning specified in the definition of “Eurodollar Rate.”
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurodollar Rate” means:
(a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate

Eurodollar Rate	=	1.00 - Eurodollar Reserve Percentage

Where,
“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest
Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage; and
(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate in accordance with clause (a) of the definition of “Eurodollar Base Rate”. Eurodollar Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurodollar Rate Loans.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et m., and as hereafter amended.
“Excluded Domestic Joint Venture Subsidiary” means, collectively, (a) the non Wholly-Owned Domestic Subsidiaries of the Company described on Schedule 1.01(b) to the Disclosure Letter; and (b) as of any date, any other non Wholly-Owned Domestic Subsidiary of the Company designated as an “Excluded Domestic Joint Venture Subsidiary” by the Company to the Administrative Agent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by the recipient’s overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from such recipient’s having executed, delivered or performed its obligations or received payment under or enforcement of any Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States or The Netherlands withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).
“Existing Credit Agreement” has the meaning specified in the preliminary statements.
“Existing Guaranties” means, collectively, guaranties with respect to the Indebtedness set forth on Schedule 7.02(a) to the Disclosure Letter that are designated as being subject to a guaranty from a Loan Party to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date.
“Existing Guaranty Bank” means any Person that has received an Existing Guaranty.
“Existing Issuers” means, collectively, the issuers of the Existing Letters of Credit.
“Existing Lenders” has the meaning specified in the preliminary statements.
“Existing Letters of Credit” means each of the letters of credit listed on Schedule 2.03 to the Disclosure Letter.
“Existing Loans” has the meaning specified in the preliminary statements.
“Facility” means the Term Facility, the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively, the letter agreements, each dated as of October 14, 2010, among (a) the Company, the Administrative Agent and BAS; (b) the Company, JPMorgan Chase Bank, N.A. and JPM Securities; (c) the Company and KeyBank; (d) the Company and Citizens; and (e) the Company, DBNY and DBSI.
“Fiscal Quarter” has the meaning specified in Section 6.12.
“Fiscal Year” has the meaning specified in Section 6.12.
“Foreign Borrower” means any Borrower that is a Foreign Subsidiary.
“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States of America by Company or one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.
“Foreign Receivables Securitization” means any securitization transaction or series of securitization transactions that may be entered into by any Foreign Subsidiary of the Company whereby such Foreign Subsidiary of the Company sells, conveys or otherwise transfers any Receivables Facility Assets of such Foreign Subsidiary to a Receivables Subsidiary or to any unaffiliated Person, on terms customary for securitizations of Receivables Facility Assets in the jurisdiction of organization of such Foreign Subsidiary; provided that any such transaction entered into by Foreign Subsidiaries after the Closing Date shall be consummated on terms reasonably acceptable to the Administrative Agent, and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its written approval thereof.

“Foreign Security Agreement” means a Foreign Security Agreement among the Foreign Subsidiaries party thereto and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which Equity Interests only are pledged.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Foreign Subsidiary Guarantors” means, collectively, Greif CV1, Greif International Holding, any other Designated Borrower that is a Foreign Subsidiary, and any other Foreign Subsidiary that is a direct or indirect parent of any Designated Borrower that is a Foreign Subsidiary, in each case subject to Section 6.11.
“Foreign Subsidiary Guaranty” means a Foreign Subsidiary Guaranty made by the Foreign Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.
“Foreign Tax Restructuring” means a series of transactions by which the Company’s indirect ownership of certain of its current Foreign Subsidiaries is restructured and pursuant to which, among other things, (a) Greif Spain Holdings, SL will cease to be the first-tier Foreign Subsidiary owned by U.S. Holdco and (b) another Foreign Subsidiary will become the first-tier Foreign Subsidiary owned directly or indirectly by the Company.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Revolving Credit Borrowing” means a borrowing consisting of simultaneous Global Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Global Revolving Credit Lenders pursuant to Section 2.01(b)(ii).
“Global Revolving Credit Commitment” means, as to each Lender, its obligation to make Global Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b)(ii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Global Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Global Revolving Credit Facility” means, at any time, the aggregate amount of the Global Revolving Credit Lenders’ Global Revolving Credit Commitments at such time. As of the Closing Date, the Global Revolving Credit Facility is $500,000,000.
“Global Revolving Credit Lender” means, at any time, any Lender that has a Global Revolving Credit Commitment at such time.
“Global Revolving Credit Loan” has the meaning specified in Section 2.01(b)(ii).
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Greif CV1” has the meaning specified in the preamble hereto.
“Greif International Holding” has the meaning specified in the preamble hereto.
“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Indebtedness or Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the Company Guaranty, the U.S. Subsidiary Guaranty and the Foreign Subsidiary Guaranty (each individually, a “Guaranty”).
“Guarantors” means, collectively, the Company, the Domestic Subsidiary Guarantors, the Foreign Subsidiary Guarantors and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.11.
“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.
“Hedge Bank” means any Person that (a) has entered into a Swap Contract with any Loan Party prior to the Closing Date, if (i) such Person is a Lender or an Affiliate of a Lender as of the Closing Date and (ii) the obligations under such Swap Contract were secured pursuant to the Existing Credit Agreement; and (b) enters into a Swap Contract with any Loan Party on or after the Closing Date, if such Person is a Lender or an Affiliate of a Lender at the time it enters into such Swap Contract.
“Indebtedness” means, as applied to any Person (without duplication):
(a) all indebtedness of such Person for borrowed money;
(b) the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business);
(c) all Capitalized Lease Obligations;
(d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;
(e) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (b) above);

(f) indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;
(g) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;
(h) the net obligations of such Person under Swap Contracts (valued as set forth in the last paragraph of this definition);
(i) Earnout Obligations;
(j) Attributable Debt of such Person; and
(k) all Guarantee Obligations of such Person with respect to outstanding primary obligations that constitute Indebtedness of the types specified in clauses (a) through (j) above of Persons other than such Person.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless in any case such Indebtedness is expressly made non-recourse to such Person, whether in such Person’s Organizational Documents, in the documents relating to such Indebtedness, by operation of law or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“ING” means ING Bank N.V.
“Insurance Subsidiary” means Greif Insurance Company Limited, a Bermuda company and Wholly-Owned Subsidiary of the Company.
“Insurance Subsidiary Holdco” means Greif Nevada Holdings, Inc., a Nevada corporation.
“Intercompany Indebtedness” means Indebtedness of Company or any of its Subsidiaries which is owing to Company or any of its Subsidiaries.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice or such other period that is twelve months or less requested by the Company and consented to by all the Appropriate Lenders; provided that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Inventory” means, inclusively, all inventory as defined in the UCC from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired (including Timber (but not Timber Lands) by Company or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in Company’s or any of its Subsidiaries’ business.
“Investment” means, as applied to any Person, (a) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person (b) any direct or indirect loan or advance to any other Person (other than prepaid expenses or Receivables created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such person other than in the ordinary course of its business or (c) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than the Company or another Subsidiary of the Company) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.
“Investment Grade Rating” means (a) in the case of S&P, a corporate family rating of the Company of BBB- (stable) or higher; and (b) in the case of Moody’s, a corporate family rating of the Company of Baa3 (stable) or higher.
“IP Rights” has the meaning specified in Section 5.21.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“JPM Securities” means J.P. Morgan Securities LLC.
“KeyBank” means KeyBank National Association.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Global Revolving Credit Lender, such Global Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Global Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and, solely with respect to the Existing Letters of Credit, the Existing Issuers; provided that additional Lenders may be designated as an “L/C Issuer” and issue Letters of Credit hereunder upon the approval of each of (a) the Administrative Agent and (b) the Company.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each Term Lender, each U.S. Revolving Credit Lender, each Global Revolving Credit Lender and each Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices (including any branch) of such Lender (or any Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(j).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Global Revolving Credit Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Global Revolving Credit Facility.
“Leverage Ratio” means, for any period, the ratio of Consolidated Debt as of the last day of such period to Consolidated EBITDA for such period.

“Lien” means (a) any judgment lien or execution, attachment, levy, distraint or similar legal process; and (b) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien (statutory or otherwise), charge or deposit arrangement (other than a deposit to a Deposit Account not intended as security) of any kind or other arrangement of similar effect (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, or any sale of receivables with recourse against the seller or any Affiliate of the seller).
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a U.S. Revolving Credit Loan, a Global Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Collateral Documents, (e) the Fee Letters, (f) each Issuer Document and (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement.
“Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Subsidiary” means any Subsidiary of the Company (a) the Consolidated Tangible Assets of which were more than 5% of the Company’s Consolidated Tangible Assets as of the end of the most recently completed Fiscal Year of the Company for which audited financial statements are available or (b) the consolidated revenues of which were more than 5% of the Company’s consolidated total revenues for such period.
“Maturity Date” means (a) with respect to the Revolving Credit Facility, October 29, 2015, and (b) with respect to the Term Facility, October 29, 2015; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” “means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Offering Proceeds” means the proceeds received from (a) the issuance of any Equity Interests (or capital contribution with respect to Equity Interests) or (b) the incurrence of any Indebtedness, in each case net of the liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and reasonable legal, advisory and other fees and expenses, including, without limitation, title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.
“Net Sale Proceeds” means, with respect to any Asset Disposition the aggregate cash payments received by Company or any Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) minus the direct costs and expenses incurred in connection therewith (including in the case of any Asset Disposition, the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness (other than hereunder) required to be repaid as a result of such Asset Disposition); and any provision for taxes in respect thereof made in accordance with GAAP. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Dollar Equivalent thereof as of the date of receipt thereof by the Company or any Subsidiary of the Company.
“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Lender Arrangement or Existing Guaranty, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.
“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (a) with respect to Term Loans, U.S. Revolving Credit Loans, Global Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, U.S. Revolving Credit Loans, Global Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 10.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Accounts Receivable Securitization” means (a) any Domestic Receivables Securitization and (b) any Foreign Receivables Securitization, in each case, together with any amendments, restatements or other modifications or refinancings permitted by this Agreement.
“Permitted Acquired IRB Debt” means Indebtedness consisting of industrial revenue bonds of a Subsidiary of the Company issued and outstanding prior to the date on which such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary.
“Permitted Acquisition” means any Acquisition by the Company or any of its Subsidiaries if all of the following conditions are met on the date such Acquisition is consummated:
(a) no Default or Event of Default has occurred and is continuing or would result therefrom;
(b) such acquisition has not been preceded by an unsolicited tender offer for such Person by the Company or any of its Affiliates;
(c) all transactions related thereto are consummated in compliance, in all material respects, with applicable Law;
(d) in the case of any acquisition of any Equity Interest in any Person, after giving effect to such acquisition such Person becomes a Wholly-Owned Subsidiary of the Company (or with respect to any such Person that does not become a Wholly-Owned Subsidiary of the Company, such Person becomes a Subsidiary of the Company, and, to the extent required by Section 6.11, (i) guarantees the Obligations hereunder and (ii) grants the security interest contemplated by such Section 6.11);
(e) all actions, if any, required to be taken under Section 6.11 with respect to any acquired or newly formed Subsidiary and its property are taken as and when required under Section 6.11; and
(f) the Leverage Ratio, immediately after giving effect to such Acquisition, shall be no greater than 3.50:1 (or 3.25:1, during any Collateral Release Period).
“Permitted Additional Indebtedness” means Indebtedness of the Company; provided that (a) the covenants, defaults and similar provisions applicable to such Indebtedness, taken as a whole, are no more restrictive in any material respect than the provisions contained in this Agreement and do not conflict in any material respect with this Agreement and are, taken as a whole, otherwise on market terms and conditions; and (b) after giving effect to the incurrence of such Indebtedness on a pro forma basis for the period of four (4) Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) pursuant to Section 6.01, no Default or Event of Default would exist hereunder and any refinancings of such Indebtedness that satisfies the foregoing.

“Permitted Covenant” means (a) any periodic reporting covenant; (b) any covenant restricting payments by the Company with respect to any securities of the Company which are junior to the Permitted Preferred Stock; (c) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate; (d) any covenant providing board observance rights with respect to the Company’s board of directors; and (e) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).
“Permitted Debt Documents” means, collectively, (a) the Senior Note Documents; (b) any documents evidencing, guaranteeing or otherwise governing any Permitted Accounts Receivable Securitization; (c) any documents evidencing, guaranteeing or otherwise governing Permitted Additional Indebtedness; or (d) Permitted Refinancing Indebtedness of any of the foregoing.
“Permitted Guarantee Obligations” means (a) Guarantee Obligations of the Company or any of its Subsidiaries of obligations of any Person under leases, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by Company or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business); (b) Guarantee Obligations arising under the Loan Documents; (c) Guarantee Obligations arising under the Existing Guaranties; (d) Guarantee Obligations of Greif CV1, Greif International Holding or any other Dutch entity that may become a party to this Agreement of any obligations of any of its Affiliates for Taxes pursuant to Greif CV1, Greif International Holding or such Dutch entity being or having been part of a fiscal unity (fiscale eenheid) for value-added tax, corporate tax or other purposes with such Affiliate; (e) Guarantee Obligations of Greif CV1, Greif International Holding or any other Dutch entity that may become a party to this Agreement by virtue of declarations made under Section 403 of Book 2 of the Dutch Civil Code (Burgerlyk Wetboek); (f) Guarantee Obligations of any Loan Party with respect to Indebtedness permitted under Section 7.02 (other than clauses (b), (f), (g) and (j) of such Section) of any other Loan Party; provided that, to the extent that such Indebtedness is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Obligations on terms reasonably acceptable to Administrative Agent; (g) Guarantee Obligations of any Subsidiary that is not a Loan Party with respect to Indebtedness permitted under Section 7.02 (other than clauses (b), (f), (g) and (j) of such Section) of any other Subsidiary that is not a Loan Party (other than a Receivables Subsidiary, or Subsidiary involved in a Permitted Accounts Receivable Securitization, Insurance Subsidiary or Timber SPV); (h) Guarantee Obligations with respect to surety, appeal and performance bonds obtained by Company or any of its Subsidiaries in the ordinary course of business; (i) any guarantee for the performance of Contractual Obligations (other than obligations to pay money) of other Persons that are not Affiliates or Subsidiaries so long as such guarantee arises in connection with a project in which the Company or any Subsidiary is otherwise involved in the ordinary course of business, not to exceed in the aggregate for all Permitted Guarantee

Obligations pursuant to this clause (i), the Dollar Equivalent of $55,000,000; (j) additional Guarantee Obligations which (other than Guarantee Obligations of Indebtedness permitted under Section 7.02(b)) do not exceed the Dollar Equivalent of $25,000,000 in the aggregate at any time; and (k) additional Guarantee Obligations in respect of obligations of any Subsidiary, Affiliate or any other Person in which the Company or any Subsidiary owns a minority interest which (other than Guarantee Obligations of Indebtedness permitted under Section 7.02(b)) do not exceed the Dollar Equivalent of $30,000,000 (as such amount may be increased pursuant to the proviso to this clause (k), the “Additional Guarantee Basket”) in the aggregate at any time (provided that the Additional Guarantee Basket may be increased, for any Fiscal Year following the first anniversary of the Closing Date, in an amount equal to the excess, if any, of (i) $15,000,000 over (ii) the difference between (A) the Additional Guarantee Basket in effect for the prior Fiscal Year, minus (B) the highest amount of Guarantee Obligations utilized under this clause (k) at any time during the prior Fiscal Year).
“Permitted Investors” means (a) All Life Foundation, Dempsey Family Trust, Michael H. Dempsey Trust, Shannon J. Dempsey, Naomi C. Dempsey Charitable Lead Annuity Trust, Nob Hill Trust, Henry Coyle Dempsey Trust, Patricia M. Dempsey, Patricia M. Dempsey Living Trust, Judith D. Hook, Judith D. Hook Living Trust, Mary T. McAlpin, Mary T. McAlpin Living Trust, Mary T. McAlpin Charitable Remainder Annuity Trust, John McNamara, Virginia D. Ragan and Virginia D. Ragan Living Trust; (b) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any person in clause (a) and any adopted children and blood relative thereof; (c) the executors and administrators of the estate of any such person, and any court appointed guardian of any person in clause (a) or (b); (d) any trust, family partnership or similar investment entity for the benefit of any such person referred to in the foregoing clause (a) or (b)or any other Persons (including for charitable purposes), so long as one or more members of the group consisting of the Permitted Investors have the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partnership or other investment entity; and (e) any employee or retiree benefit plan sponsored by the Company.
“Permitted Lender Facilities” means guarantee, trade, short-term working capital or similar facilities, in an aggregate principal amount at any time outstanding for all such guarantee, trade, short-term working capital or similar facilities not to exceed $250,000,000.
“Permitted Lien” has the meaning specified in Section 7.01.
“Permitted Preferred Stock” means any preferred stock of the Company (or any equity security of the Company that is convertible or exchangeable into any preferred stock of the Company), so long as the terms of any such preferred stock or equity security of the Company (a) do not provide any collateral security; (b) do not provide any guarantee or other support by any Borrower or any Subsidiaries of any Borrower; (c) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the fourth anniversary of the Closing Date; (d) do not require the cash payment of dividends or interest; (e) do not contain any covenants other than any Permitted Covenant; (f) do not grant the holders thereof any voting rights except for (i) voting rights required to be granted to such holders under applicable law, (ii) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving the Company and (iii) other voting rights to the extent not greater than or superior to those allocated to the Company’s Common Stock on a per share basis; and (g) are otherwise reasonably satisfactory to the Administrative Agent.

“Permitted Real Property Encumbrances” means (a) as to any particular real property at any time, such easements, encroachments, covenants, servitudes, rights of way, subdivisions, parcelizations, minor defects, irregularities, encumbrances on title (including leasehold title) or other similar charges or encumbrances which individually or in the aggregate do not materially interfere with the ordinary conduct of the business of the Company or Subsidiary in question or materially impair the use of such real property for the purpose for which it is held by the owner thereof; (b) municipal and zoning ordinances and other land use and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises; (c) general real estate taxes and assessments not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings diligently pursued; provided that adequate provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP; and (d) such other items to which the Administrative Agent may consent.
“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing or extension of any Indebtedness by the Person that originally incurred such Indebtedness (or any successive replacement, renewal, refinancing or extension); provided that:
(a) the principal amount of such Indebtedness (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid fees and expenses incurred in connection with such replacement, renewal, refinancing or extension;
(b) the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being refinanced;
(c) such Indebtedness is not secured by any assets other than those securing such Indebtedness being so refinanced and is not guaranteed by any Loan Party or any Subsidiary of any Loan Party except to the extent such Person guaranteed such Indebtedness being so refinanced; and
(d) the covenants, defaults and similar provisions applicable to such Indebtedness, taken as a whole, are no more restrictive in any material respect than the provisions contained in the original documentation for such Indebtedness or in this Agreement and do not conflict in any material respect with the provisions of this Agreement and is otherwise on market terms and conditions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pinwheel” means, collectively, Pinwheel General Partnership, a Bermuda general partnership, and its Subsidiaries.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pledged Equity” has the meaning specified in Section 4.1.2 of the Security Agreement.
“Premises” means, at any time any real estate then owned, leased or operated by the Company or any of its Subsidiaries.
“Pro Forma Basis” means (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of Permitted Acquisitions and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as the Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with the assets or entity acquired in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means with respect to any Permitted Acquisition, if requested by the Company pursuant to the succeeding sentence, the amount of factually supportable and identifiable pro forma cost savings directly attributable to operational efficiencies expected to be created by the Company with respect to such Permitted Acquisition which efficiencies can be reasonably computed (based on the four (4) fiscal quarters immediately preceding the date of such proposed acquisition) and are approved by Administrative Agent in its sole discretion acting in good faith. If Company desires to have, with respect to any Permitted Acquisition, the amount of pro forma cost savings directly attributable to the aforementioned operational efficiencies treated as part of the term Pro Forma Cost Savings, then the Company shall so notify Administrative Agent and provide written detail with respect thereto not less than five (5) Business Days prior to the proposed date of consummation of such Permitted Acquisition.
“Projections” has the meaning specified in Section 5.05(e).
“Public Lender” has the meaning specified in Section 6.02.
“Receivable(s)” means and includes all of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.
“Receivables Documents” shall mean all documentation relating to any Permitted Accounts Receivable Securitization.
“Receivables Facility Assets” shall mean all Receivables (whether now existing or arising in the future) of the Company or any of its Subsidiaries which are transferred pursuant to a Permitted Accounts Receivable Securitization, and any assets related thereto, including without limitation (a) all collateral given by the respective account debtor or on its behalf (but not by the Company or any of its Subsidiaries) securing such Receivables, (b) all contracts and all guarantees (but not by the Company or any of its Subsidiaries) or other obligations directly related to such Receivables, (c) other related assets including those set forth in the Receivables Documents, and (d) proceeds of all of the foregoing.
“Receivables Facility Attributable Debt” means at any date of determination thereof in connection with any Receivables Documents, the aggregate net outstanding amount theretofore paid to the applicable seller of Receivables in respect of the Receivables and related assets sold or transferred by it to an unaffiliated Person or Receivables Subsidiary in connection with such documents (it being the intent of the parties that the amount of Receivables Facility Attributable Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under any Receivables Documents if the same were structured as a secured lending agreement rather than a purchase agreement).
“Receivables Subsidiary” means a special purpose, bankruptcy remote Wholly-Owned Subsidiary of the Company which has been or may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables in connection with and pursuant to a Permitted Accounts Receivable Securitization.

“Recovery Event” means the receipt by the Company (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (a) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Company or any of its Subsidiaries, (b) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of the Company or any of its Subsidiaries or (c) under any policy of insurance required to be maintained under Section 6.08(b); provided that in no event shall payments made under business interruption insurance constitute a Recovery Event.
“Reduction Amount” has the meaning specified in Section 2.05(b)(vi).
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the environment or into or out of any property of the Company or its Subsidiaries, or at any other location, including any location to which the Company or any Subsidiary has transported or arranged for the transportation of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of the Company or its Subsidiaries or at any other location, including any location to which the Company or any Subsidiary has transported or arranged for the transportation of any Contaminant.
“Remedial Action” means actions legally required to (a) clean up, remove, treat or in any other way address Contaminants in the environment or (b) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Contaminants.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Global Revolving Lenders” means, as of any date of determination, Global Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Global Revolving Credit Outstandings and (b) aggregate unused Global Revolving Credit Commitments; provided that the unused Global Revolving Credit Commitment of, and the portion of the Total Global Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Global Revolving Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
“Required U.S. Revolving Lenders” means, as of any date of determination, U.S. Revolving Credit Lenders holding more than 50% of the sum of the (a) Total U.S. Revolving Credit Outstandings (with the aggregate amount of each U.S. Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such U.S. Revolving Credit Lender for purposes of this definition) and (b) aggregate unused U.S. Revolving Credit Commitments; provided that the unused U.S. Revolving Credit Commitment of, and the portion of the Total U.S. Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Revolving Lenders.
“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or the Assistant Treasurer of the Company or, if applicable, any Subsidiary and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the Secretary or any Assistant Secretary of a Loan Party.
“Restricted Payment” has the meaning specified in Section 7.05.
“Restructuring Effective Date” has the meaning specified in Section 6.11(b).
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a U.S. Revolving Credit Borrowing or a Global Revolving Credit Borrowing, as applicable.
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its U.S. Revolving Credit Commitment and its Global Revolving Credit Commitment, if any.
“Revolving Credit Facility” means the aggregate amount of the U.S. Revolving Credit Facility and the Global Revolving Credit Facility.
“Revolving Credit Lender” means, at any time, any Lender that has a U.S. Revolving Credit Commitment or a Global Revolving Credit Commitment at such time.
“Revolving Credit Loan” means a U.S. Revolving Credit Loan or a Global Revolving Credit Loan, as the context may require.
“Revolving Credit Note” means a promissory note made by a Borrower in favor of a Revolving Credit Lender evidencing U.S. Revolving Credit Loans, Global Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, each such note substantially in the form of Exhibit C-2.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter within 180 days lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property, but excluding the sale of an asset and the subsequent lease of such asset for a term of less than one year; provided that such transaction is not for the purpose of financing such asset.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds; and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Facility Bank” means any Person that enters into a Permitted Lender Facility with any Loan Party on or after the Closing Date, if such Person is a Lender or an Affiliate of a Lender at the time it enters into such Permitted Lender Facility.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Lender Arrangements” means (a) Secured Cash Management Agreements, (b) Secured Hedge Agreements and (c) Secured Other Facilities.
“Secured Other Facilities” means any Permitted Lender Facility that is entered into by and between any Loan Party and any Secured Facility Bank; provided that (a) no Permitted Lender Facility shall be a Secured Other Facility unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request; and (b) any such Permitted Lender Facility shall cease to be a Secured Other Facility if the Administrative Agent receives written notice thereof, in each case such notice to be provided by the Company and the applicable Secured Facility Bank in accordance with Section 8.02.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Secured Facility Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Existing Guaranty Banks and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Security Agreement” has the meaning specified in Section 4.01(a)(iii).
“Security Agreement Supplement” means a Supplement to the Security Agreement delivered pursuant to Section 7.6 of the Security Agreement.
“Senior Note Documents” means, collectively, (a) the Indenture, dated as of February 9, 2007, between the Company, as Issuer, and U.S. Bank, as Trustee; (b) the Indenture, to be dated as of July 28, 2009, among the Company and U.S. Bank; (c) the Senior Notes; and (d) all other agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes.
“Senior Notes” means, collectively, (a) the Company’s 6-3/4% Senior Notes due 2017 and (b) the Company’s 7-3/4% Senior Notes due 2019.

“Solvent” and “Solvency” mean, for any Person on a particular date, that on such date (a) the fair value and present fair saleable of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts or liabilities mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts as they become payable. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Soterra LLC” means Soterra LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Company.
“Soterra Disposition” means (a) the sale or other disposition of any of the assets and properties of Soterra LLC, (b) the sale or other disposition of all or substantially all of the Equity Interests (whether by way of dividend to the shareholders of the Company, the sale of the Equity Interests of Soterra LLC or the sale of all or substantially all of the assets and properties of Soterra LLC in one or more series of transactions); provided that any distribution of Equity Interests to the shareholders of the Company is accomplished pursuant to a transaction which qualifies as a tax free corporate division with respect to the Company and its Subsidiaries, or (c) the sale of any assets and properties of Soterra LLC in connection with a Timberland Installment Note Transaction.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that in no event shall the term “Subsidiary” include any Person unless and until its financial results are required to be consolidated with the Company’s financial results under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantors” means, as applicable, the U.S. Subsidiary Guarantors and/or the Foreign Subsidiary Guarantors.
“Subsidiary Guaranty” means, as applicable, the U.S. Subsidiary Guaranty and/or the Foreign Subsidiary Guaranty.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means each of Bank of America, ING and U.S. Bank, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder; provided that additional Lenders may be designated as a “Swing Line Lender” and provide Swing Line Loans hereunder upon the approval of each of (a) the Administrative Agent and (b) the Company.

“Swing Line Loan” has the meaning specified in Section 2.04(a) and shall include the Existing Swing Line Loans.
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $125,000,000 and (b) the U.S. Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
“Term Loan” means an advance made by any Term Lender under the Term Facility.
“Term Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.
“Test Period” means the four consecutive Fiscal Quarters of Company then last ended; provided that the first Test Period shall end on or about January 31, 2011.
“Threshold Amount” means $50,000,000.

“Timber” means timber grown on Timber Lands or the sale, disposition or granting of rights to harvest such timber.
“Timber Assets” means, collectively, the Timber and the Timber Lands.
“Timber Lands” means the real property on which Timber is grown, all of which real property is owned by Soterra LLC and Greif Bros. Canada, Inc.
“Timberland Installment Note Transaction” means the sale or series of sales by Soterra LLC of any or all of its Timber Assets whereby the consideration received from the purchaser or purchasers of the Timber Assets on account of such sale is a combination of Cash and one or more installment notes and Soterra LLC and/or the Timber SPV involved in such Timberland Installment Note Transaction (a) pledges, in the case of Timber SPV, such installment note and related assets in connection with the Timber SPV’s issuance of notes or other incurrence of Indebtedness, (b) enters into other transactions reasonably related to and in furtherance of the foregoing and (c) dividends or distributes substantially all of the Net Offering Proceeds of the Indebtedness issued by such Timber SPV to the Company or any of its Domestic Subsidiaries (other than a Receivables Subsidiary, Timber SPV or Insurance Subsidiary); provided that the sale of the Timber Assets is treated as a “true sale” in accordance with GAAP; and provided, further, that there is no recourse to the Company or any of its Subsidiaries (other than the Timber SPV) for any of the obligations under the installment note or of the Timber SPV. The form and substance of each Timberland Installment Note Transaction shall be reasonably acceptable to the Administrative Agent.
“Timber SPV” means a Wholly-Owned Subsidiary of the Company which is a bankruptcy remote special purpose vehicle organized for the sole purpose of conducting a Timberland Installment Note Transaction, including STA Timber LLC, a Delaware limited liability company.
“Total Global Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Global Revolving Credit Loans.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“Total U.S. Revolving Credit Outstandings” means the aggregate Outstanding Amount of all U.S. Revolving Credit Loans, all Swing Line Loans and all L/C Obligations.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Bank” means U.S. Bank National Association.
“U.S. Holdco” means Greif US Holdings Inc., a Nevada corporation and a Wholly-Owned Subsidiary of the Company.
“U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the U.S. Revolving Credit Lenders pursuant to Section 2.01(b)(i).
“U.S. Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make U.S. Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b)(i), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time. As of the Closing Date, the U.S. Revolving Credit Facility is $250,000,000.
“U.S. Revolving Credit Lender” means, at any time, any Lender that has a U.S. Revolving Credit Commitment at such time.
“U.S. Revolving Credit Loan” has the meaning specified in Section 2.01(b)(i).
“U.S. Subsidiary Guarantors” means, collectively, each of the Domestic Subsidiaries of the Company that are parties to the U.S. Subsidiary Guaranty as of the Closing Date and each other Domestic Subsidiary of the Company that becomes a U.S. Subsidiary Guarantor pursuant to the terms hereof.
“U.S. Subsidiary Guaranty” means the U.S. Subsidiary Guaranty made by the U.S. Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof times (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.
1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c) Pro Forma Basis. For purposes of computing the Leverage Ratio in the financial covenant in Section 7.15(a) as of the end of any Test Period, all components of such ratio for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratio attributable to any business or assets that have been acquired or disposed of by Company or any of its Subsidiaries (including through mergers or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by the Company and certified to by the Chief Financial Officer, the Treasurer, or a Responsible Officer of the Company employed in the finance or accounting divisions of the Company to the Administrative Agent.
1.04 Rounding. Any financial ratios required to be maintained by the Company and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
1.08 Additional Alternative Currencies. (a) The Company may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurodollar Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
1.09 Change of Currency. Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.10 Dutch Terms. In this Agreement, where it relates to a Dutch entity, a reference to:
(a) a necessary action to authorize where applicable, includes without limitation:
(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii) obtaining an unconditional positive advice (advies) from the competent works council(s);
(b) gross negligence includes grove schuld;

(c) a Lien includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperlite recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);
(d) willful misconduct includes opzet;
(e) a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(f) a moratorium includes sursance van betaling and granted a moratorium includes surséance verleend;
(g) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);
(h) an administrative receiver includes a curator;
(i) an administrator includes a bewindvoerder; and
(j) an attachment includes a beslag.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 The Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Company in Dollars on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentages of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each U.S. Revolving Credit Lender severally agrees to make loans (each such loan, a “U.S. Revolving Credit Loan”) to the Borrowers in Dollars, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment; and (ii) each Global Revolving Credit Lender severally agrees to make loans (each such loan, a “Global Revolving Credit Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Global Revolving Credit Lender’s Global Revolving Credit Commitment; provided that, after giving effect to any Revolving Credit Borrowing:

(A) (1) the Total U.S. Revolving Credit Outstandings shall not exceed the U.S. Revolving Credit Facility and (2) the Total Global Revolving Credit Outstandings shall not exceed the Global Revolving Credit Facility;
(B) (1) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment; and (2) the aggregate Outstanding Amount of the Global Revolving Credit Loans of any Global Revolving Credit Lender, plus such Global Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Global Revolving Credit Lender’s Global Revolving Credit Commitment; and
(C) the aggregate Outstanding Amount of all Revolving Credit Loans made to the Designated Borrowers shall not exceed the Designated Borrower Sublimit.
Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02 Borrowings, Conversions and Continuations of Loans. (a) The Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the relevant Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans denominated in Dollars or of any conversion of Eurodollar Rate Loans denominated in Dollars to Base Rate Loans; (ii) three (3) Business Days (or five (5) Business Days in the case of a Special Notice Currency), or such later time as the Administrative Agent deems acceptable in its reasonable discretion, prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans denominated in Alternative Currencies; and (iii) on the requested date of any Borrowing of Base Rate Loans; provided that if the relevant Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon (i) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Dollars; or (ii) five (5) Business Days (or six (6) Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon (i) three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Dollars; or (ii) three (3) Business Days (or five (5) Business days in the case of a Special Notice Currency), or such later time as the Administrative Agent deems acceptable in its reasonable discretion, prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the relevant Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of (i) in the case of Eurodollar Rate Loans denominated in Dollars, $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (ii) in the case of Eurodollar Rate Loans denominated in Euro, €5,000,000 or a whole multiple of €1,000,000 in excess thereof or (iii) in the case of Eurodollar Rate Loans designated in any other Alternative Currency, the applicable Alternative Currency Equivalent of $1,000,000 or a whole multiple of the applicable Alternative Currency Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Term Borrowing, a U.S. Revolving Credit Borrowing, a Global Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted; (v) if applicable, the duration of the Interest Period with respect thereto; (vi) the currency of the Loans to be borrowed; and (vii) the Borrower. If a Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurodollar Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Term Loans, U.S. Revolving Credit Loans or Global Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the relevant Borrower or the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding clause. In the case of a Term Borrowing, a U.S. Revolving Credit Borrowing or a Global Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing denominated in Dollars is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.
(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d) The Administrative Agent shall promptly notify the Company, the relevant Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company, the relevant Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e) After giving effect to the Term Borrowing, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than four (4) Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than sixteen (16) Interest Periods in effect in respect of the Revolving Credit Facility.

(f) Anything in this Section 2.02 to the contrary notwithstanding, no Borrower may select the Eurodollar Rate for the initial Credit Extension unless such Borrower has delivered a Eurodollar funding indemnity letter to the Administrative Agent at least three (3) Business Days prior to the initial Credit Extension.
2.03 Letters of Credit. (a) The Letter of Credit Commitment.
(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Global Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or one or more Alternative Currencies for the account of the Company or any Designated Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Global Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any Designated Borrower and any drawings thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit:
(I) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time;
(II) the Total Global Revolving Credit Outstandings shall not exceed the Global Revolving Credit Facility at such time;
(III) the aggregate Outstanding Amount of the Global Revolving Credit Loans of any Global Revolving Credit Lender, plus such Global Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Global Revolving Credit Lender’s Global Revolving Credit Commitment;
(IV) the aggregate Outstanding Amount of all Credit Extensions to Designated Borrowers shall not exceed the Designated Borrower Sublimit; and
(V) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.
Each request by the relevant Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:
(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Global Revolving Lenders have approved such expiry date; or
(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Global Revolving Credit Lenders have approved such expiry date.
(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000 (or the Alternative Currency Equivalent thereof, if denominated in an Alternative Currency), in the case of a commercial Letter of Credit, or $100,000 (or the Alternative Currency Equivalent thereof, if denominated in an Alternative Currency) in the case of a standby Letter of Credit;
(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency (other than Dollars or Euro);
(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) any Global Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its reasonable discretion) with the relevant Borrower or such Global Revolving Credit Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.
(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi) The L/C Issuer shall act on behalf of the Global Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or any Designated Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the relevant Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or a Designated Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Global Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Designated Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Global Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Global Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Global Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the L/C Issuer, such Global Revolving Credit Lender’s Applicable Percentage of (A) each payment made by the L/C Issuer under any Letter of Credit in Dollars and (B) the Dollar Equivalent of each payment made by the L/C Issuer under any Letter of Credit in an Alternative Currency and, in each case, not reimbursed by the relevant Borrower on the date due as provided in Section 2.03(c)(i), or of any reimbursement payment required to be refunded to such Borrower for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the Dollar Equivalent thereof).
(iii) If the relevant Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the relevant Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Global Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Global Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Global Revolving Credit Lender or the relevant Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the relevant Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements; Funding of Participations.
(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the relevant Borrower and the Administrative Agent thereof. Without limiting or waiving any rights that the Borrowers may have pursuant to the second proviso of Section 2.03(f), the relevant Borrower shall reimburse the L/C Issuer, in Dollars, in the amount of such drawing, plus any interim interest incurred in accordance with this Section 2.03(c). In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the relevant Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars. If the relevant Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Global Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Global Revolving Credit Lender’s Applicable Percentage thereof. In such event, the relevant Borrower shall be deemed to have requested a Global Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Global Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii) Each Global Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Global Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Global Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the relevant Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Global Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv) Until each Global Revolving Credit Lender funds its Global Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Global Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v) Each Global Revolving Credit Lender’s obligation to make Global Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Global Revolving Credit Lender may have against the L/C Issuer, the Company or any other Loan Party, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Global Revolving Credit Lender’s obligation to make Global Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the relevant Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Global Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Global Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Global Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Global Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Global Revolving Credit Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Global Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d) Repayment of Participations.
(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Global Revolving Credit Lender such Global Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the relevant Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Global Revolving Credit Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Global Revolving Credit Lender shall pay to the Administrative Agent, for the account of the L/C Issuer, its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Global Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be, without limiting or waiving any rights the Borrowers may have pursuant to the second proviso of Section 2.03(f), absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company, any other Loan Party, any Designated Borrower or any of their respective Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company, any Designated Borrower or any of their respective Subsidiaries or in the relevant currency markets generally; or
(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company, any Designated Borrower or any of their respective Subsidiaries.
The relevant Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. The relevant Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Global Revolving Credit Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Global Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Global Revolving Credit Lenders or the Required Global Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of payments under Letters of Credit denominated in Alternative Currencies (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to Section 2.17, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Global Revolving Credit Lenders are at the time or thereafter become required to pay to the Administrative Agent, and the Administrative Agent is at the time or thereafter becomes required to distribute to the L/C Issuer pursuant to Section 2.03(c), in respect of Unreimbursed Amounts under Letters of Credit denominated in Alternative Currencies, and (iii) of each Global Revolving Credit Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which a payment has been made shall in each case, automatically and with no further action required, be converted into the Dollar Equivalent of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the L/C Issuer or any Global Revolving Credit Lender in respect of the Obligations described above shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(h) Reporting. Each Existing Issuer will report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Existing Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such Existing Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (ii) on each Business Day on which such Existing Issuer make any payment under an Existing Letter of Credit, the date of such payment and the amount of such payment and (iii) on any Business Day on which any Borrower fails to reimburse a payment required to be reimbursed to such Existing Issuer on such day, the date of such failure, the relevant Borrower and the amount of such payment.
(i) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the relevant Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(j) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Global Revolving Credit Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Global Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Global Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the applicable Fee Letter, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each April, July, October and January in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the relevant Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender may, in reliance upon the agreements of the other U.S. Revolving Credit Lenders set forth in this Section 2.04 but nonetheless in its sole and absolute discretion, make loans denominated in Dollars or one or more Alternative Currencies (each such loan, a “Swing Line Loan”) to the Company or any Designated Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of U.S. Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s U.S. Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan:

(i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time;
(ii) the Total U.S. Revolving Credit Outstandings shall not exceed the U.S. Revolving Credit Facility at such time;
(iii) the aggregate Outstanding Amount of all Swing Line Loans shall not exceed the Swing Line Sublimit;
(iv) the aggregate Outstanding Amount of Swing Line Loans denominated in Dollars shall not exceed the Dollar Swing Line Sublimit;
(v) the aggregate Outstanding Amount of Swing Line Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Swing Line Sublimit;
(vi) the aggregate Outstanding Amount of all Credit Extensions to Designated Borrowers shall not exceed the Designated Borrower Sublimit; and
(vii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender at such time, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment; and
provided, further, that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company or any Designated Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at a rate to be mutually agreed by the Company and the Swing Line Lender. Immediately upon the making of a Swing Line Loan, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender making such Swing Line Loan a risk participation in such Swing Line Loan in an amount equal to the product of such U.S. Revolving Credit Lender’s Applicable Percentage times (i) for Swing Line Loans denominated in Dollars, the amount of such Swing Line Loans and (ii) for Swing Line Loans denominated in Alternative Currencies, the Dollar Equivalent of such Swing Line Loans. All Existing Swing Line Loans shall be deemed to have been made pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the relevant Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by telephone or other means agreed upon by the relevant Borrower, the Administrative Agent and the Swing Line Lender. Each such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of (A) in the case of Swing Line Loans denominated in Dollars, $100,000, (ii) in the case of Swing Line Loans denominated in Euro, €100,000, or (iii) in the case of Swing Line Loans designated in any other Alternative Currency, the applicable Alternative Currency Equivalent of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the relevant Borrower. Promptly after receipt by such Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any U.S. Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the applicable Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the relevant Borrower by wire transfer or by crediting the account of such Borrower on the books of such Swing Line Lender in Same Day Funds.
(c) Refinancing of Swing Line Loans.
(i) Any Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize each Swing Line Lender to so request on its behalf), that each U.S. Revolving Credit Lender make a Base Rate Loan in an amount equal to such U.S. Revolving Credit Lender’s Applicable Percentage of (A) the amount of Swing Line Loans denominated in Dollars or (B) the Dollar Equivalent of Swing Line Loans denominated in Alternative Currencies made by such Swing Line Lender then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the U.S. Revolving Credit Facility and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the relevant Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each U.S. Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent, in Same Day Funds and in such currency as the applicable Lender and the applicable Swing Line Lender may agree (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan), for the account of the applicable Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each U.S. Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a U.S. Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the U.S. Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan, and each U.S. Revolving Credit Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii) If any U.S. Revolving Credit Lender fails to make available to the Administrative Agent for the account of any Swing Line Lender any amount required to be paid by such U.S. Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such U.S. Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such U.S. Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such U.S. Revolving Credit Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of any Swing Line Lender submitted to any U.S. Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv) Each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such U.S. Revolving Credit Lender may have against any Swing Line Lender, the Company or any Designated Borrower, or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.
(i) At any time after any U.S. Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender making such Swing Line Loan receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such U.S. Revolving Credit Lender its Applicable Percentage thereof in such currency as the applicable U.S. Revolving Credit Lender and the applicable Swing Line Lender shall agree.
(ii) If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each U.S. Revolving Credit Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of such Swing Line Lender. The obligations of the U.S. Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Company or any Designated Borrower for interest on its Swing Line Loans. Until each U.S. Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such U.S. Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender making such Swing Line Loan.
(f) Payments Directly to Swing Line Lender. The relevant Borrower shall make all payments of principal and interest in respect of each Swing Line Loan, in the applicable currency in which such Swing Line Loan was made, directly to the Swing Line Lender that made such Swing Line Loan, in the amount of such Swing Line Loan.
(g) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Swing Line Lender in respect of Swing Line Loans denominated in Alternative Currencies, (ii) that the U.S. Revolving Credit Lenders are at the time or thereafter become required to pay to the Swing Line Lender in respect of Swing Line Loans denominated in Alternative Currencies, and (iii) of each U.S. Revolving Credit Lender’s participation in any Swing Line Loan denominated in an Alternative Currency under which a payment has been made shall in each case, automatically and with no further action required, be converted into the Dollar Equivalent of such amounts. On and after such conversion, all amounts accruing and owed to the Swing Line Lender or any U.S. Revolving Credit Lender in respect of the Obligations described above shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(h) Updates. The Swing Line Lenders shall provide the Administrative Agent with written updates, on a weekly basis and otherwise (including more frequently) at the reasonable request of the Administrative Agent, setting forth the aggregate Outstanding Amount of all Swing Line Loans and the currencies in which such Swing Line Loans are denominated.
2.05 Prepayments. (a) Optional.
(i) Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans, U.S. Revolving Credit Loans and Global Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in Dollars; (2) three (3) Business Days (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurodollar Rate Loans denominated in Alternative Currencies; and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Eurodollar Rate Loans denominated in Euro shall be in a minimum principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof; (D) any prepayment of Eurodollar Rate Loans denominated in any other Alternative Currency shall be in a principal amount of the applicable Alternative Currency Equivalent of $1,000,000 or a whole multiple of the applicable Alternative Currency Equivalent of $1,000,000 in excess thereof; and (E) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Borrowers may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans, in the applicable currency in which each such Swing Line Loan was made, in whole or in part without premium or penalty; provided that (A) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of (1) in the case of Swing Line Loans denominated in Dollars, $100,000, (2) in the case of Swing Line Loans denominated in Euro, the Dollar Equivalent of €100,000, or (3) in the case of Swing Line Loans designated in any other Alternative Currency, in an amount of such Alternative Currency with a Dollar Equivalent of at least $1,000,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b) Mandatory.
(i) Prepayment Upon Overadvance.
(A) If the Administrative Agent notifies the Company at any time that the Outstanding Amount under the Revolving Credit Facility at such time exceeds an amount equal to 105% of the aggregate amount of all Revolving Credit Commitments then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Revolving Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the aggregate Revolving Credit Commitments then in effect; provided that, subject to the provisions of Section 2.17, the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to clause (vi) of this Section 2.05(b) unless after the prepayment in full of the Revolving Credit Loans the Total Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments then in effect.
(B) If the Administrative Agent notifies the Company at any time that the Outstanding Amount under the Global Revolving Credit Facility at such time exceeds an amount equal to 105% of the Global Revolving Credit Facility then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Global Revolving Credit Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Global Revolving Credit Facility then in effect.
(ii) Mandatory Prepayment Upon Asset Disposition. The Company shall prepay the principal of the Loans within five (5) Business Days after the date of receipt thereof by the Company and/or any of its Subsidiaries of Net Sale Proceeds from any Asset Disposition (other than an Asset Disposition permitted by Section 7.03 or Sections 7.04(a) through (1)); provided that the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that no Default or Event of Default then exists and, if the aggregate Net Sale Proceeds from all such Asset Dispositions exceed $50,000,000 in any given Fiscal Year, the Company has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be (A) used to purchase assets used or to be used in the businesses referred to in Section 6.04 within 360 days following the date of such Asset Disposition or (B) pending such purchase, used to voluntarily prepay outstanding Revolving Loans to the extent outstanding on the date of receipt of such Net Sale Proceeds; and provided, further, that (1) if all or any portion of such Net Sale Proceeds are not so used (or contractually committed to be used) within such 360 day period and, to the extent not previously used to voluntarily prepay Revolving Loans pursuant to clause (B), such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Loans pursuant to the terms of Sections 2.05(b)(v) and (vi); and (2) if all or any portion of such Net Sale Proceeds are not required to be applied on the 360th day referred to in clause (A) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Loans as provided in this Section 2.05(b) to the extent not previously used to voluntarily prepay Loans pursuant to clause (B).
(iii) Mandatory Prepayment With Proceeds of Permitted Accounts Receivable Securitization.
(A) In the event that the Receivables Facility Attributable Debt with respect to Domestic Receivables Securitizations in the aggregate equals or exceeds $200,000,000, then on the date of receipt of cash proceeds arising from such increased principal amount of Domestic Receivables Securitizations, the Company shall, to the extent not previously prepaid pursuant to this Section 2.05(b)(iii)(A), prepay the principal of the Loans in an amount equal to 75% of such excess (unless a Default or Event of Default then exists or would result therefrom, in which case 100% of such excess shall be prepaid), with such amount applied pursuant to the terms of Sections 2.05(b)(v) and (vi); provided that, so long as no Default or Event of Default then exists or would result therefrom, the Company and any of its Subsidiaries shall not be required to make such mandatory prepayment to the extent that the aggregate net cash proceeds of any Domestic Receivables Securitization do not exceed $5,000,000.
(B) In the event that the Receivables Facility Attributable Debt with respect to the Foreign Receivables Securitizations in the aggregate equals or exceeds the Alternative Currency Equivalent of $300,000,000, then on the date of receipt of cash proceeds arising from such increased principal amount of the Foreign Receivables Securitizations, the Company shall, to the extent not previously prepaid pursuant to this Section 2.05(b)(iii)(B), prepay the principal of the Loans in an amount equal to 75% of such excess (unless a Default or Event of Default then exists or would result therefrom, in which case 100% of such excess shall be prepaid), with such amount applied pursuant to the terms of Sections 2.05(b)(v) and (vi)); provided that, so long as no Default or Event of Default then exists or would result therefrom, the Company and any of its Subsidiaries shall not be required to make such mandatory prepayment to the extent that the aggregate net cash proceeds of any Foreign Receivables Securitization do not exceed $5,000,000.

(iv) Mandatory Prepayment with Proceeds of Certain Permitted Indebtedness. On the Business Day of receipt thereof by the Company or any Subsidiary, the Company shall cause an amount equal to 100% of the Net Offering Proceeds of any Indebtedness permitted by Section 7.02(d) (other than Permitted Refinancing Indebtedness in respect thereof) to be applied as a mandatory repayment of principal of the Loans pursuant to the terms of Sections 2.05(b)(v) and (vi); provided that, the Company shall not be required to make such mandatory prepayment to the extent that such Net Offering Proceeds (A) were used to pay all or any portion of the consideration for a Permitted Acquisition so long as such Indebtedness is unsecured or (B) when aggregated with all other Net Offering Proceeds from issuances of Indebtedness permitted by Section 7.02(d) and not used as a mandatory prepayment pursuant to this clause (other than due to clause (A) above) do not exceed the Dollar Equivalent of $5,000,000.
(v) Each prepayment of Loans (other than any prepayment pursuant to Section 2.05(b)(ii)(B)) pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.05(b).
(vi) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans; second, shall be applied ratably to the outstanding U.S. Revolving Loans and Global Revolving Credit Loans; and third, only if, after giving effect to such applications, any additional prepayment is required pursuant to clause (i) of this Section 2.05(b) to reduce any excess of the Total Revolving Outstandings over the Revolving Credit Commitments then in effect, shall be used to Cash Collateralize the remaining L/C Obligations, to the extent of any such excess; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (ii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Company for use in the ordinary course of its business. Any amounts so repaid on the Revolving Credit Facility may be reborrowed in accordance with the terms of this Agreement Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Company or any other Loan Party) to reimburse the L/C Issuer or the Global Revolving Credit Lenders, as applicable.
2.06 Termination or Reduction of Commitments. (a) Optional. The Company may, upon notice to the Administrative Agent, terminate the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, the Letter of Credit Sublimit, the Dollar Swing Line Sublimit or the Alternative Currency Swing Line Sublimit, or from time to time permanently reduce the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, the Letter of Credit Sublimit, the Dollar Swing Line Sublimit or the Alternative Currency Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than

11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce (A) the U.S. Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total U.S. Revolving Credit Outstandings would exceed the U.S. Revolving Credit Facility, (B) the Global Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder the Total Global Revolving Credit Outstandings would exceed the Global Revolving Credit Facility, (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (D) the Dollar Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans denominated in Dollars would exceed the Dollar Swing Line Sublimit or (E) the Alternative Currency Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans denominated in Alternative Currencies would exceed the Alternative Currency Swing Line Sublimit.
(b) Mandatory.
(i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.
(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit, the Designated Borrower Sublimit, the Dollar Swing Line Sublimit or the Alternative Currency Swing Line Sublimit exceeds the Revolving Credit Facility at such time, such Sublimit shall be automatically reduced by the amount of such excess.
(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Dollar Swing Line Sublimit, Alternative Currency Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Percentage of the applicable Reduction Amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
2.07 Repayment of Loans. (a) Term Loans. The Company shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
Each of the last Business Days of January 2011, April 2011, July 2011, October 2011, January 2012, April 2012, July 2012 and October 2012	$3,125,000
Each of the last Business Days of January 2013, April 2013, July 2013, October 2013, January 2014, April 2014, July 2014, October 2014, January 2015, April 2015 and July 2015	$6,250,000
Maturity Date for Term Loans	$156,250,000
provided that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans made to the Company outstanding on such date.
(b) Revolving Credit Loans. Each Borrower shall repay to (i) the U.S. Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all U.S. Revolving Credit Loans made to such Borrower outstanding on such date and (ii) the Global Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Global Revolving Credit Loans made to such Borrower outstanding on such Date.
(c) Swing Line Loans. Each Borrower shall repay each Swing Line Loan, in the applicable currency in which such Swing Line Loan was made, on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period, plus the Applicable Rate for such Facility, plus (in the case of a Eurodollar Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate to be mutually agreed by the Company and the Swing Line Lender.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09 Fees. In addition to certain fees described in Sections 2.03(j) and (k):
(a) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Revolving Credit Facility (or, if the Revolving Credit Facility has terminated, on the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18. The facility fee shall accrue at all times during the Availability Period for the Revolving Credit Facility (and thereafter so long as any Revolving Credit Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, on the last day of the Availability Period for the Revolving Credit Facility (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears.
(b) Other Fees.
(i) The Company shall pay to each Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in their respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(k) or 2.08(b) or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall reasonably promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:
(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); (B) the application of Cash Collateral provided for in Section 2.17; or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.14 Increase in Revolving Credit Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the applicable Revolving Credit Lenders), the Company may from time to time request an increase in the U.S. Revolving Credit Facility and/or the Global Revolving Credit Facility by an amount (for all such requests, together with all increases in the Term Facility requested under Section 2.15(a)) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) together with all such requests under Section 2.15(a), the Company may make a maximum of six (6) such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Credit Lenders).
(b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
(c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Company and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and each Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation and amount of such increase, which may be less than the requested amount so long as the same is acceptable to the Administrative Agent. The Administrative Agent shall promptly notify the Company and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent (i) such assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably request to be satisfied that such increase will not violate or cause a default under the Senior Note Documents or otherwise provide the holders of the Senior Notes the right to collateral to secure the obligations under the Senior Note Documents and (ii) a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Company, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in clause (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default exists. The Borrowers shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.
(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15 Increase in Term Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders), the Company may from time to time request an increase in the Term Loans by an amount (for all such requests, together with all increases in the Revolving Credit Facility requested under Section 2.14(a)) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) together with all such requests under Section 2.14(a), the Company may make a maximum of four (4) such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Term Lenders).
(b) Lender Elections to Increase. Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase. Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.

(c) Notification by Administrative Agent; Additional Term Lenders. The Administrative Agent shall notify the Company and each Term Lender of the Term Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d) Effective Date and Allocations. If the Term Loans are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Term Increase Effective Date”) and the final allocation and amount of such increase, which may be less than the requested amount so long as the same is acceptable to the Administrative Agent. The Administrative Agent shall promptly notify the Company and the Term Lenders of the final allocation of such increase and the Term Increase Effective Date. As of the Term Increase Effective Date, the amortization schedule for the Term Loans set forth in Section 2.07(a) shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.
(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent (i) such assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably request to be satisfied that such increase will not violate or cause a default under the Senior Note Documents or otherwise provide the holders of the Senior Notes the right to collateral to secure the obligations under the Senior Note Documents and (ii) a certificate of each Loan Party dated as of the Term Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Company, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Term Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in clause (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default exists. The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02.
(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 Designated Borrowers.
(a) Effective as of the date hereof, each of Greif CV1 and Greif International Holding shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.
(b) The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Wholly-Owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their reasonable discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.
Notwithstanding the foregoing, no Wholly-Owned Subsidiary of the Company that becomes a Designated Borrower after the Closing Date that is organized under the laws of a jurisdiction other than the United States, any state thereof, the District of Columbia or The Netherlands may borrow or maintain Loans if any Lender has notified the Administrative Agent (which notice has not been withdrawn) that such Lender has determined in good faith that such Lender cannot make or maintain Loans to such Designated Borrower without (x) adverse tax or legal consequences (unless such consequences only involve the payment of money, in which case such Designated Borrower may borrow and maintain Loans if it agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Lender for such consequences) or (y) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law).

(c) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.
(d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(e) The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Loans made to such Designated Borrower payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
2.17 Cash Collateral.
(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.18 Defaulting Lenders.
(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to such Defaulting Lender (and as to Borrowers shall be deemed made in satisfaction of the Obligations owing to such Defaulting Lender notwithstanding any different application of such amounts as provided above), and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Sections 2.03, 2.04, 2.17, or 2.18(a)(ii), as applicable (and the Company shall (A) be required to pay to each of the L/C Issuer and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(j).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.
(b) Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders (including payment of amounts that would have been owing by the Company (assuming so demanded by the Administrative Agent) pursuant to Section 3.05(a) if such payment had been made by a Borrower) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.19 Assignment and Reallocation of Existing Commitments and Existing Loans.
(a) Each of the parties hereto severally and for itself agrees that on the Closing Date, each Existing Lender hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to each Lender, and each such Lender hereby irrevocably purchases from such Existing Lender, a portion of the rights and obligations of such Existing Lender under the Existing Agreement and each other Loan Document in respect of its Existing Loans and Commitments under (and as defined in) the Existing Agreement such that, after giving effect to the foregoing assignment and delegation and any increase in the Aggregate Commitments effected pursuant hereto, each Lender’s Applicable Percentage of the Commitments and portion of the Loans for the purposes of this Agreement and each other Loan Document will be as set forth opposite such Person’s name on Schedule 2.01.
(b) Each Existing Lender hereby represents and warrants to each Lender that, immediately before giving effect to the provisions of this Section 2.19, (i) such Existing Lender is the legal and beneficial owner of the portion of its rights and obligations in respect of its Existing Loans being assigned to each Lender as set forth above; and (ii) such rights and obligations being assigned and sold by such Existing Lender are free and clear of any adverse claim or encumbrance created by such Existing Lender.

(c) Each of the Lenders hereby acknowledges and agrees that (i) other than the representations and warranties contained above, no Lender nor the Administrative Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the Existing Agreement or any other Loan Document or (B) the financial condition of any Loan Party or the performance by any Loan Party of the Obligations; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Administrative Agent or any other Lender.
(d) The Borrower, each of the Lenders and the Administrative Agent also agree that each of the Lenders shall, as of the Closing Date, have all of the rights and interests as a Lender in respect of the Loans purchased and assumed by it, to the extent of the rights and obligations so purchased and assumed by it.
(e) Each Lender which is purchasing any portion of the Existing Loans shall deliver to the Administrative Agent immediately available funds in the full amount of the purchase made by it and the Administrative Agent shall, to the extent of the funds so received, disburse such funds to the Existing Lenders that are making sales and assignments in the amount of the portions so sold and assigned.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Borrower or the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) such Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c) Tax Indemnifications.
(i) Without limiting the provisions of clause (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this clause. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of clause (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to clause (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.
(e) Status of Lenders; Tax Documentation.
(i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the Governmental Authority of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,
(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II) executed originals of Internal Revenue Service Form W-8ECI,
(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(iv) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant Governmental Authority under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This clause shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g) FATCA. In addition, each Lender, on or prior to the date on which such Lender becomes a Lender hereunder and from time to time thereafter either upon the request of the Company, the Administrative Agent or their respective agents or upon expiration or obsolescence of any previously delivered documentation, shall furnish the Company and the Administrative Agent with any documentation that is required under the Code or applicable Treasury regulations to enable the Borrowers or the Administrative Agent to determine their duties and liabilities with respect to any Taxes they may be required to withhold in respect of Section 1471 or 1472 of the Code; provided that the furnishing of such documentation would not result in a material adverse consequence to such Lender. In the event that either (i) the documentation required to be delivered pursuant to the immediately preceding sentence fails to establish a complete exemption from withholding of amounts under Section 1471 and 1472 or (ii) no such required documentation is delivered, the Borrowers shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(iii)(C), or to indemnify any Lender pursuant to clause (c), in respect of any such withholding imposed under Section 1471 or 1472.
3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies, or, in the case of Eurodollar Rate Loans in Dollars, to convert Base Rate Loans to Eurodollar Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, and such Loans are denominated in Dollars, convert all Eurodollar Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);
(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or

(iv) impose on any Lender or the L/C Issuer or any applicable offshore interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Eurodollar Rate Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, but without duplication of amounts paid as a result of the Eurodollar Reserve Percentage, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Company shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional costs shall be due and payable ten (10) days from receipt of such notice.
3.05 Compensation for Losses. Upon demand of the Administrative Agent, acting at the request of a Lender, from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;
(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses with respect to Loans in an Alternative Currency and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.
(c) Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i) executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) Notes executed by the Borrowers in favor of each Lender requesting a Note;
(iii) an amended and restated pledge and security agreement, in form and substance reasonably satisfactory to the Administrative Agent (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.11, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:
(A) to the extent not previously delivered, certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank;
(B) to the extent not previously delivered, proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;
(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements;
(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;
(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);
(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed or incorporated, as the case may be, and validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent that such concept exists in such jurisdiction);

(vi) a favorable opinion of Vorys, Sater, Seymour and Pease LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;
(vii) a favorable opinion of the General Counsel of the Company, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;
(viii) a favorable opinion of Mayer Brown LLP, special counsel to the Administrative Agent and the Arrangers, addressed to the Administrative Agent and each Lender, as to the enforceability of the Loan Documents under New York law;
(ix) a certificate of a Responsible Officer of the Company, on behalf of each Loan Party, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(x) a certificate signed by a Responsible Officer of the Company, on behalf of each Loan Party, certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since October 31, 2009 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect;
(xi) to the extent not previously delivered, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral; and
(xii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, any Swing Line Lender or any Lender reasonably may require.
(b) (i) All accrued, reasonable fees and expenses required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date (including the reasonable fees and expenses of counsel (including any legal counsel) for the Administrative Agent) shall have been paid and (ii) all accrued, reasonable fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a) The representations and warranties of the Company contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c) The Administrative Agent and, if applicable, the L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
(e) In the case of a Credit Extension to be denominated in an Alternative Currency other than Euro, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Global Revolving Lenders (in the case of any Revolving Credit Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Borrower with respect to itself and its Subsidiaries makes the following representations and warranties as of the Closing Date (both before and after giving effect to the Credit Extensions on the Closing Date) and as of the date of each subsequent Credit Extension (except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true as of such specified date), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit:
5.01 Corporate Status. Each Loan Party (a) is a duly organized or formed or incorporated, as the case may be, and validly existing organization in good standing under the laws of the jurisdiction of its organization (to the extent that such concept exists in such jurisdiction); (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged; and (c) is duly qualified and is authorized to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in (i) Delaware in the case of the Company, or its jurisdiction of organization in the case of a Subsidiary of the Company and (ii) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (i) with respect to Foreign Subsidiaries which are not Loan Parties and in the case of clause (ii) for such failure to be so qualified, authorized or in good standing which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.02 Corporate Power and Authority. Each Loan Party has the corporate or other organizational power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.03 No Violation. The execution and delivery by any Loan Party of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Collateral Documents) and the performance of such Loan Party’s obligations thereunder do not (a) contravene any provision of any Law applicable to any Loan Party; (b) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral Documents) upon any of the property or assets of any Loan Party pursuant to the terms of any Contractual Obligation to which any Loan Party is a party or by which it or any of its property or assets is bound except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect; (c) violate any provision of any Organizational Document of any Loan Party; or (d) require any approval of stockholders or any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given and except as set forth on Schedule 5.03 to the Disclosure Letter.
5.04 Governmental and Other Approvals. Except as set forth on Schedule 5.04 to the Disclosure Letter and except for filings necessary to create or perfect security interests in the Collateral, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Closing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (a) the execution and delivery of any Loan Document or the performance of the obligations thereunder or (b) the legality, validity, binding effect or enforceability of any such Loan Document.
5.05 Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.
(a) Financial Statements. The balance sheet of the Company at October 31, 2008 and 2009 and the related statements of income, cash flows and shareholders’ equity of the Company for the Fiscal Year or other period ended on such dates, as the case may be, fairly present in all material respects the financial condition and results of operation and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods. Copies of such statements have been furnished to the Lenders prior to the date hereof and have been examined by Ernst & Young LLP, independent certified public accountants, who delivered an unqualified opinion in respect thereto.
(b) Solvency. On and as of the Closing Date and on and as of the date of each Borrowing, on a pro forma basis after giving effect to the Loans to be made on such date (solely as to the Closing Date) and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Loan Party on such date, each Loan Party (on a consolidated basis with its Subsidiaries) is and will be Solvent.
(c) No Undisclosed Liabilities. Except as fully reflected in the financial statements and the notes related thereto delivered pursuant to Section 5.05(a) and on Schedule 5.05(c) to the Disclosure Letter, there were as of the Closing Date (and after giving effect to the transactions contemplated hereby) no liabilities or obligations with respect to the Company and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would cause a Material Adverse Effect. As of the Closing Date (and after giving effect to the transactions contemplated hereby), the Borrowers do not know of any basis for the assertion against the Company or any Subsidiary of any liability or obligation of any nature whatsoever that is not reflected in the financial statements or the notes related thereto delivered pursuant to Section 5.05(a) and on Schedule 5.05(c) to the Disclosure Letter, other than the Obligations, which, either individually or in the aggregate, would reasonably be expected to cause a Material Adverse Effect.

(d) No Material Adverse Change. Since October 31, 2009, there has been no fact, event, circumstance or occurrence which has caused or resulted in a Material Adverse Effect.
(e) Projections. On and as of the Closing Date, the financial projections previously delivered to Administrative Agent and the Lenders (collectively, the “Projections”) and each of the budgets delivered after the Closing Date pursuant to Section 6.02(d) are, at the time made, prepared on a basis consistent with the financial statements referred to in Sections 6.01(a) and (b) and are at the time made based on good faith estimates and assumptions made by the management of the Company, and there are no statements or conclusions in the Projections or any such budgets which, at the time made, are based upon or include information known to the Company to be materially misleading or which fail to take into account material information regarding the matters reported therein. On the Closing Date, the Company believes that the Projections are reasonable and attainable, it being understood that uncertainty is inherent in any forecasts or projections, such Projections are not to be viewed as facts, and that no assurance can be given that the results set forth in the Projections will actually be obtained and the differences may be material.
5.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Company and its Subsidiaries, threatened (a) against the Company or any Loan Party challenging the validity or enforceability of any material provision of any Loan Document, or (b) that would reasonably be expected to have a Material Adverse Effect.
5.07 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or any of its Subsidiaries in writing to any Lender (including, without limitation, all information contained in the Loan Documents) (other than the Projections as to which Section 5.05(e) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company or any of its Subsidiaries in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, when taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, the Borrowers have disclosed to the Lenders (a) all agreements, instruments and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and (b) all other matters known to any of them, that individually or in the aggregate with respect to clauses (a) and (b) above, would reasonably be expected to result in Material Adverse Effect.

5.08 Use of Proceeds; Margin Regulations.
(a) Loan Proceeds. All proceeds of the Loans incurred hereunder shall be used by the Borrowers, as applicable, for ongoing working capital needs and general corporate purposes including Permitted Acquisitions by the Company and its Subsidiaries.
(b) Margin Regulations. No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as defined in Regulation U of the FRB), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or other Credit Extensions under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the FRB.
5.09 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all material returns, statements, forms and reports for taxes required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
5.10 Compliance With ERISA.
(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, except to the extent that the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status, except to the extent that the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.10(d) to the Disclosure Letter and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement, except to the extent that the same would not reasonably be expected to result in a Material Adverse Effect.
5.11 Collateral Documents. When executed and delivered, the Security Agreement will be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal and valid security interests in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity to the extent represented by certificated securities (the “Certificated Pledged Stock”) described in the Security Agreement, when stock certificates representing such Certificated Pledged Stock are delivered to Administrative Agent, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 5.11 to the Disclosure Letter in appropriate form are filed in the offices specified on Schedule 5.11 to the Disclosure Letter (so long as the Closing Date shall have occurred), the Security Agreement shall constitute a fully perfected Lien (to the extent such Lien can be perfected by filing, recording, registration or, with respect to the Certificated Pledged Stock, possession) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Agreement), to the extent provided therein, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Certificated Pledged Stock, Liens permitted by Section 7.01, and only to the extent that priority can be obtained by filing).
5.12 Senior Note Documents. There is no event of default or event or condition which could become an event of default with notice or lapse of time or both, under the Senior Note Documents, and each of the Senior Note Documents is in full force and effect.

5.13 Ownership of Property.
(a) The Company and each Material Subsidiary has good and marketable title to, or a subsisting leasehold interest in, all material items of real and personal property used in its operations (except as to leasehold interests) free and clear of all Liens, except Liens permitted by Section 7.01 and except to the extent that the failure to have such title or interest (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Substantially all items of real and material personal property owned by, leased to or used by the Company and each Material Subsidiary are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except to the extent the failure to keep such condition (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.
(b) Schedule 5.13(b) to the Disclosure Letter sets forth a complete and accurate list of all Liens on the property or assets of the Company and each Domestic Subsidiary (other than a Timber SPV, a Receivables Subsidiary or an Excluded Domestic Joint Venture Subsidiary), showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Person subject thereto.
5.14 Capitalization of the Company. All outstanding Equity Interests of the Company have been duly authorized and validly issued and are fully paid and non-assessable. A complete and correct copy of each of the Organizational Documents of the Company in effect on the date of this Agreement has been delivered to Administrative Agent.
5.15 Subsidiaries.
(a) Organization. Schedule 5.15 to the Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement of each Subsidiary and indicates for each such Subsidiary (i) its jurisdiction of organization, (ii) its ownership (by holder and percentage interest) and (iii) whether such Subsidiary is a Material Subsidiary. As of the Closing Date, the Company has no Subsidiaries except for those Subsidiaries listed as such on Schedule 5.15 to the Disclosure Letter.
(b) Capitalization. All Equity Interests of each Loan Party and, to the knowledge of each Responsible Officer of the Company, each other Subsidiary, have been duly authorized and validly issued, are fully paid and non-assessable and are owned free and clear of all Liens except for Liens permitted by Section 7.01. A complete and correct copy of each Organizational Document of each Domestic Subsidiary, each first-tier Foreign Subsidiary (which is a Loan Party) and any other Borrower in effect on the date of this Agreement has been delivered to Administrative Agent.
(c) Restrictions on or Relating to Subsidiaries. Except to the extent permitted by Section 7.13, there does not exist any encumbrance or restriction on the ability of:
(i) any Subsidiary of the Company to pay dividends or make any other distributions on its Equity Interests, or to pay any Indebtedness owed to the Company or a Subsidiary of the Company;
(ii) any Subsidiary of the Company to make loans or advances to the Company or any of the Company’s Subsidiaries; or

(iii) the Company or any of its Subsidiaries to transfer any of its properties or assets to the Company or any of its Subsidiaries, except, in connection with subclauses (i), (ii) or (iii) above, for such encumbrances or restrictions existing under or by reason of (x) applicable Law, (y) this Agreement or the other Loan Documents or (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or a Subsidiary of the Company.
5.16 Compliance With Law, Etc. Neither the Company nor any of its Material Subsidiaries is in default in any material respect under or in violation in any material respect of any Law applicable to any of them or Contractual Obligation, or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, would have a Material Adverse Effect.
5.17 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
5.19 Environmental Matters.
(a) The Company and each of its Subsidiaries have complied in all material respects with, and on the date of such Credit Extension are in compliance in all material respects with, all applicable Environmental Laws and Environmental Permits except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no pending or, to the best knowledge of the Borrowers, threatened Environmental Claims against the Company or any of its Subsidiaries or any real property currently owned or operated by the Company or any of its Subsidiaries except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.
(b) Except as set forth on Schedule 5.19 to the Disclosure Letter, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or otherwise come to be located on, any real property owned or at any time operated by the Company or any of its Subsidiaries where such generation, use, treatment or storage has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and result, either individually or in the aggregate, in a Material Adverse Effect. To the knowledge of the Borrowers, Hazardous Materials have not at any time been Released on or from, or otherwise come to be located on, any real property owned or at any time operated by the Company or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and result, either individually or in the aggregate, in a Material Adverse Effect.

5.20 Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no significant unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them and (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against the Company or any of its Subsidiaries, except (with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.
5.21 Intellectual Property, Licenses, Franchises and Formulas. Each of the Company and its Subsidiaries owns or holds licenses or other rights to or under all the material patents, patent applications, trademarks, designs, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are material to the business of the Company and its Subsidiaries, taken as a whole, (collectively, “IP Rights”), and has obtained assignments of all leases and other rights of whatever nature, material to the present conduct of the business of the Company and its Subsidiaries, taken as a whole, without any known material conflict with the rights of others except, in each case, where the failure to own or hold such rights or obtain such assignments would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Responsible Officer of the Company, neither the Company nor any of its Subsidiaries is subject to any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the IP Rights, or of any existing state of facts that would support a claim that use by the Company or any of its Subsidiaries of any such IP Rights has infringed or otherwise violated any proprietary rights of any other Person which would reasonably be expected to have a Material Adverse Effect.
5.22 Anti-Terrorism Laws. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. s. 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, no Loan Party or any Subsidiary of a Loan Party (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

ARTICLE VI
AFFIRMATIVE COVENANTS
Each Borrower hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remains in effect, or any Loan or L/C Obligation remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnity Obligations), such Borrower shall:
6.01 Financial Statements. Furnish, or cause to be furnished, to each Lender:
(a) Quarterly Financial Statements. As soon as available, but in any event not later than forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Company (commencing with the fiscal quarter ended January 31, 2011), the consolidated balance sheet and statements of income of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, all of which shall be certified by the chief financial officer or treasurer of the Company, as at the dates indicated and for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes; and
(b) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Company (commencing with the fiscal year ended October 31, 2010), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year.
All such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the chief financial officer or treasurer, in the case of unaudited statements, and disclosed therein) and, in the case of the consolidated financial statements referred to in Section 6.01(b), shall be accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of the Company and its Subsidiaries as going concerns and shall state that such financial statements present fairly in all material respects the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP.

6.02 Certificates; Other Information. Furnish to each Lender (or, if specified below, to the Administrative Agent):
(a) Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a certificate of the Company’s chief financial officer or treasurer substantially in the form of Exhibit D (a “Compliance Certificate”) stating that to the best of such officer’s knowledge, (i) such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments and the absence of footnotes) and (ii) no Default or Event of Default exists, except as specified in such certificate and, if so specified, the action which the Company proposes to take with respect thereto, which certificate shall set forth detailed computations to the extent necessary to establish the Company’s compliance with the covenants set forth in Sections 7.15 of this Agreement;
(b) Audit Reports and Statements. Promptly following the Company’s receipt thereof, copies of all final consolidated financial or other consolidated reports or statements, if any, submitted to the Company or any of its Material Subsidiaries by independent public accountants relating to any annual or interim audit of the books of the Company or any of its Material Subsidiaries including, without limitation, in each case to the extent available, audited reports with respect to each Material Subsidiary that is a Foreign Subsidiary and reconciliations thereof to GAAP prepared by independent public accountants, within one hundred eighty (180) days after the end of each Fiscal Year of the applicable Foreign Subsidiary (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(c) Management Letters. Promptly after receipt thereof, a copy of any definitive “management letter” or any definitive letter citing a “material weakness” received by the Company or any of its Subsidiaries from its certified public accountants;
(d) Budgets. As soon as available and in any event within ninety (90) days after the commencement of each Fiscal Year, budgets of the Company and its Subsidiaries in reasonable detail for each Fiscal Quarter of such Fiscal Year as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based;
(e) Public Filings. Within ten (10) Business Days after the same become public, copies of all financial statements, filings, registrations and reports which the Borrowers may make to, or file with, the SEC or any successor or analogous Governmental Authority;
(f) Annual Covenant Compliance Certificate. Concurrently with the delivery of the financial statements set forth in Section 6.01(b) hereof, a certificate certified by the chief financial officer or treasurer of the Company setting forth the Company and its Subsidiaries’ compliance with each of the covenants set forth in Article VII hereof, including calculations of basket amounts, in each case in a manner reasonably satisfactory to the Administrative Agent.
(g) Collateral Information. As soon as available, but in any event within sixty (60) days after the end of each Fiscal Year of the Company, a report supplementing Schedule 5.15 to the Disclosure Letter containing a description of all changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete, each such report to be signed by a Responsible Officer of the Company and to be in a form reasonably satisfactory to the Administrative Agent; and

(h) Other Requested Information. Such other information with respect to the Company or any of its Subsidiaries or the Collateral as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (b) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or each Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, each Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. The parties hereto hereby agree that, unless and until the Administrative Agent and the Company agree otherwise, the Company shall not be required to mark any Borrower Materials “PUBLIC” or otherwise, and all Borrower Materials shall be posted on the portion of the Platform not designated “Public Side Information”.

6.03 Notices. Promptly and in any event within three (3) Business Days after a Responsible Officer of the Company or of any of its Subsidiaries obtains knowledge thereof, give written notice to the Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:
(a) Default or Event of Default. The occurrence of any Default or Event of Default, accompanied by a statement of the chief financial officer or treasurer of the Company setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto;
(b) Litigation and Related Matters. The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting the Company or any of its Material Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) in which the Company reasonably determines that potential exposure not covered by insurance of the Company and its Subsidiaries exceeds $45,000,000 in the aggregate; (ii) with respect to any Loan Document or any Indebtedness in a principal amount in excess of $45,000,000 or material preferred stock of the Company or any of its Subsidiaries; or (iii) which, if determined adversely to the Company or any of its Subsidiaries, would individually or when aggregated with any other action, suit, proceeding or investigation reasonably be expected to have a Material Adverse Effect;
(c) Environmental Matters. The occurrence of one or more of the following environmental matters which would reasonably be expected to subject the Company or any of its Subsidiaries to liability individually or in the aggregate in excess of $45,000,000:
(i) any pending or threatened material Environmental Claim against the Company or any of its Subsidiaries or any real property owned or operated by the Company or any of its Subsidiaries;
(ii) any condition or occurrence on or arising from any real property owned or operated by the Company or any of its Subsidiaries that (A) results in material noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries or any such real property;
(iii) any condition or occurrence on any real property owned or operated by the Company or any of its Subsidiaries that would reasonably be expected to cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law;
(iv) the taking of any Remedial Action on any real property at any time owned or operated by the Company or any of its Subsidiaries; and

(v) all such notices shall describe in reasonable detail the nature of the Environmental Claim, condition, occurrence or Remedial Action and the Company’s or such Subsidiary’s response thereto. In addition, the Company will discuss such Environmental Claim with the Administrative Agent at such times and in such detail as may reasonably be requested by Administrative Agent; or
(d) The (i) occurrence of any Asset Disposition for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(i), and (ii) incurrence or issuance of any Indebtedness for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii).
(e) Concurrently with the delivery of the financial reports set forth in Section 6.01(b) hereof, a certificate certified by the chief financial officer or treasurer of the Company setting forth, in reasonable detail, the Consolidated Operating Profits and Consolidated Total Assets attributable to Pinwheel and the Company and its Subsidiaries, taken as a whole, in each case including calculations thereof and reconciliations thereof to the Company’s publicly-filed financial reports, in each case in form and substance reasonably satisfactory to the Administrative Agent.
Each notice pursuant to this Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04 Conduct of Business and Maintenance of Existence. The Company and its Subsidiaries shall (a) continue to engage in business of the same general types as now conducted by them (including, without limitation, businesses reasonably related or incidental thereto) and preserve, renew and keep in full force and effect its and each of its Material Subsidiary’s corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Material Subsidiaries’ business except as otherwise permitted pursuant to Sections 7.03 and 7.04 and comply and cause each of its Subsidiaries to comply with all requirements of Law except to the extent that failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (b) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
6.05 Payment of Obligations. The Company shall pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Material Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:
(a) all taxes, assessments and governmental charges or levies imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and

(b) all lawful claims prior to the time they become a Lien (other than Liens permitted by Section 7.01) upon any of their respective properties or assets;
provided that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim (i) while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as the Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) or their equivalent in the relevant jurisdiction of the taxing authority with respect thereto; or (ii) that the failure to pay, either individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.
6.06 Inspection of Property, Books and Records. The Company shall keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which entries are to be made reflecting its and their business and financial transactions in accordance with GAAP and all material requirements of Law and permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time during normal business hours, and from time to time at the reasonable request of such Lender and at such Lender’s expense made to the Borrowers and upon reasonable notice (which shall be at least two (2) Business Days notice), to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective executive officers, and, if an Event of Default exists and is continuing, independent public accountants (and by this provision the Borrowers authorize such accountants to discuss with the Lenders and such representatives, and in the presence of an executive officer of the Company, the affairs, finances and accounts of the Company and its Subsidiaries).
6.07 ERISA. The Company shall, and shall cause each of its Subsidiaries to (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except where failure to comply with clause (a), (b) or (c) would not, individually or in the aggregate, have a Material Adverse Effect.
6.08 Maintenance of Property, Insurance.
(a) The Company shall keep, and cause each of its Material Subsidiaries to keep, all material property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty excepted, and subject to Section 7.04;
(b) The Company shall maintain, and shall cause each of its Material Subsidiaries to maintain, with reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Such insurance shall be maintained with reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in all material respects in accordance with GAAP, are maintained; and

(c) The Company shall furnish to Administrative Agent, on the Closing Date, Schedule 6.08 to the Disclosure Letter listing the insurance that the Company, each Loan Party and each Material Subsidiary carries as of such date.
6.09 Environmental Laws. The Company shall comply with, and cause its Subsidiaries to comply with, and, in each case take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect.
6.10 Use of Proceeds. Use all proceeds of the Loans as provided in Section 5.08.
6.11 Guarantee Obligations and Security; Further Assurances.
(a) The Company agrees to cause each Domestic Subsidiary (other than a Receivables Subsidiary, a Timber SPV, an Insurance Subsidiary or an Excluded Domestic Joint Venture Subsidiary) in existence on the date hereof to become a party to the U.S. Subsidiary Guaranty and the Security Agreement, in accordance with the terms hereof.
(b) Promptly following the date of the consummation of the Foreign Tax Restructuring, but in any event no later than six months following the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion) (the “Restructuring Effective Date”), the Company agrees to cause (i) any direct or indirect parent of Greif CV1 or Greif International Holding that is a Foreign Subsidiary to become party to a Foreign Subsidiary Guaranty and a Foreign Security Agreement in respect of any Obligations of such parent’s Foreign Subsidiaries that are Designated Borrowers; (ii) Greif CV1 to become a party to a Foreign Subsidiary Guaranty in respect of any Obligations of Greif International Holding, as a Designated Borrower; and (iii) Greif International Holding to become a party to a Foreign Subsidiary Guaranty in respect of any Obligations of Greif CV1, as a Designated Borrower, in each case in accordance with the terms hereof and, at the request of the Administrative Agent, to deliver a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent.
(c) Except as set forth in clause (b) above in respect of Greif CV1 and Greif International Holding as Designated Borrowers, in the event that any other Foreign Subsidiary becomes a Designated Borrower hereunder, the Company agrees to cause each of Greif CV1 and Greif International Holding to become parties to a Foreign Subsidiary Guaranty in respect of the Obligations of such Designated Borrower, within sixty (60) days (or such later date as the Administrative Agent shall agree in its reasonable discretion) after the date that such Foreign Subsidiary becomes a Designated Borrower, but in any event no earlier than the Restructuring Effective Date.

(d) Within sixty (60) days (or such later date as the Administrative Agent shall agree in its reasonable discretion) after the date of the formation or acquisition of any new direct or indirect Domestic Subsidiary by any Loan Party (other than a Receivables Subsidiary, a Timber SPV, an Insurance Subsidiary or an Excluded Domestic Joint Venture Subsidiary), the Company shall, at the Company’s expense, cause such Domestic Subsidiary to (i) duly execute and deliver to the Administrative Agent (A) a supplement to the U.S. Subsidiary Guaranty, guaranteeing the Obligations in accordance with the penultimate paragraph of this Section 6.11, and (B) a Security Agreement Supplement (including delivery by the parent of such Domestic Subsidiary of all Pledged Equity in and of such Domestic Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of the Obligations in accordance with the penultimate paragraph of this Section 6.11 and constituting a Lien on such Domestic Subsidiary’s personal properties, as provided therein; and (ii) take such actions to allow the filing of Uniform Commercial Code financing statements as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to security and pledge agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms.
(e) Upon the date (i) of the formation or acquisition of any new Foreign Subsidiary that is a direct parent of a Designated Borrower that is a Foreign Subsidiary, or (ii) on which any Foreign Subsidiary (other than Greif CV1 or Greif International Holding) becomes a Designated Borrower, the Company shall (if it has not already done so), at the Company’s expense, within sixty (60) days (or such later date as the Administrative Agent shall agree in its reasonable discretion) after such date (but in any event no earlier than the Restructuring Effective Date), cause such Foreign Subsidiary to duly execute and deliver to the Administrative Agent, as applicable, (A) a Foreign Subsidiary Guaranty, guaranteeing the Obligations in accordance with the penultimate paragraph of this Section 6.11, and (B) a Foreign Security Agreement, securing payment of the Obligations in accordance with the paragraph immediately following clause (g) of this Section 6.11, including delivery of all instruments of the type specified in Section 4.01(a)(iii)).
(f) Within sixty (60) days (or such later date as the Administrative Agent shall agree in its reasonable discretion) of the formation or acquisition of any new Subsidiary or of the addition of a Designated Borrower under this Agreement, in each case as described in clauses (d) and (e) above, the Company shall deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

(g) Notwithstanding any other provision of this Agreement or any other Loan Document, in the event that the Company obtains an Investment Grade Rating (provided that if in the case of split ratings whereby one rating is an Investment Grade Rating and another rating is below an Investment Grade Rating, only so long as such split ratings are no more than one level apart), then the Company shall have the option to require the Administrative Agent to release its security interests (on behalf of the Secured Parties) in the Collateral; provided that if the Company shall subsequently have corporate family ratings of (A) BB+ or lower from S&P and (B) Ba1 or lower from Moody’s (or as detailed above, the split in ratings are more than one level (regardless of whether one rating is an Investment Grade Rating)), then, promptly (and in any event within ten (10) days (or such later date as the Administrative Agent shall agree in its reasonable discretion)) after receiving such corporate family ratings, the Company shall, and shall cause its Guarantors to, (1) take whatever action (including the filing of Uniform Commercial Code financing statements) that may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (for the benefit of the Secured Parties) valid and subsisting Liens on the Collateral and (2) provide to the Lenders customary legal opinions in connection therewith, in each case above, such deliveries to be substantially the same as those in place immediately prior to the release of such Liens.
Notwithstanding anything to the contrary in any Loan Document, (a) no more than 66% of each class of the voting Equity Interests of any Subsidiary that is a CFC (and that is held directly by the Company, any of its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes) shall be pledged as security for the Obligations of the Company, any of its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes; (b) no Equity Interests of any Foreign Subsidiary not described in clause (a) of this paragraph shall be pledged as security for the Obligations of the Company, any of its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes; (c) no Subsidiary that is a CFC (or a Subsidiary that is held directly or indirectly by a CFC) shall be required to pledge any of its assets as security for the Obligations of the Company, any of its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes; (d) no Subsidiary that is a CFC (or a Subsidiary that is held directly or indirectly by a CFC) shall be required to guarantee the Obligations of the Company or its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes; (e) no Subsidiary shall be required to execute such documents to the extent and for so long as any restriction or limitation in the Senior Note Documents would be violated thereby; and (f) no Subsidiary shall be required to execute such documents to the extent and for so long as any Law (including any exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations) would be violated thereby if all relevant Persons have taken all commercially reasonable steps to avoid or cure such violation.
Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent to a Subsidiary required to provide Collateral under this Section 6.11, such Subsidiary shall (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A)

carry out more effectively the purposes of the Loan Documents; (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents; (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder; and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
The Administrative Agent and all the Lenders acknowledge and agree that, notwithstanding anything contained herein or in any other Loan Documents to the contrary, (i) the Liens granted on the Collateral pursuant to the Collateral Documents secure, (ii) the guarantees set forth in the Guaranties guarantee, and (iii) the Liens, guarantees and all other collateral or security set forth or granted in or pursuant to the other Loan Documents secure or guarantee, in the aggregate, only that portion of the Obligations equal to an amount which at all times is one Dollar ($1.00) less than (and to the extent that such amount is so secured or guaranteed, it is equal to an amount which at all times is one Dollar ($1.00) less than), the amount (A) described in the Senior Note Documents as being the amount at which the Company is obligated to provide, or cause to be provided, on an equal and ratable basis, the same collateral or to issue, or cause to be issued, a guarantee, as the case may be, to the holders of the Senior Notes (it being understood that the Senior Note Documents require the issuance of certain guaranties and the provision of certain types of collateral only under certain circumstances described therein, and the foregoing limitation shall apply only to guaranties and types of collateral that may be required to be issued or provided, respectively, pursuant to the Senior Note Documents), or (B) necessary to avoid a default, breach or violation of the Senior Note Documents.
6.12 End of Fiscal Years; Fiscal Quarters. Cause the Company’s annual accounting periods to end on October 31 of each year (each a “Fiscal Year”), with quarterly accounting periods ending on or about January 31, April 30, July 31 and October 31 of each Fiscal Year (each a “Fiscal Quarter”).
6.13 Foreign Pension Plan Compliance. The Company shall, and shall cause each of its Subsidiaries and each ERISA Affiliate to, establish, maintain and operate all Foreign Pension Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans, except for failures to comply which, in the aggregate, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.14 Currency and Commodity Hedging Transactions. Each of the Company and each of its Subsidiaries shall only enter into, purchase or otherwise acquire Swap Contracts to the extent and only to the extent that such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Company and its Subsidiaries with reputable financial institutions or counterparties and not for purposes of speculation.

6.15 Limitations on Activities of Subsidiaries.
(a) (i) The Company shall at all times hold 100% of the Equity Interests of U.S. Holdco.
(ii) U.S. Holdco shall at all times, directly or indirectly, hold 100% of the Equity Interests of each Designated Borrower.
(b) The Company shall cause Insurance Subsidiary Holdco not at any time to conduct operations or business, incur direct or indirect obligations, contingent or otherwise, and hold no assets other than the following: (i) its Obligations under the Loan Documents, (ii) Investments in its Subsidiaries permitted by this Agreement, and (iii) the Equity Interests of Insurance Subsidiary.
6.16 Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, and upon the reasonable written request of the Administrative Agent, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.
6.17 Post-Closing Covenant. As soon as commercially reasonable following the Closing Date, the Company shall deliver to the Administrative Agent favorable opinions of Allen & Overy LLP, local counsel to the Loan Parties in The Netherlands, and such other local counsel as the Administrative Agent may reasonably approve, each addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE VII
NEGATIVE COVENANTS
Each Borrower hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remain in effect or any Loan or L/C Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder (other than contingent indemnity Obligations):
7.01 Liens. No Borrower will nor will permit any of its Subsidiaries to create, incur, assume or suffer to exist or become a party to any agreement, note, indenture or other instrument pursuant to which such Person agrees to create, incur or assume any Lien in, upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, except for the following Liens (herein referred to as “Permitted Liens”):
(a) Liens created by the Loan Documents or otherwise securing the Obligations;
(b) Customary Permitted Liens;
(c) Liens securing Indebtedness permitted by Section 7.02(n);

(d) Liens on any property (including the interest of a lessee under a Capitalized Lease (other than in respect of Capitalized Leases for automobiles leased in the ordinary course of business that are not required to be capitalized under GAAP)) securing Indebtedness incurred or assumed for the purpose of financing (or financing of the purchase price or cost of construction, repair, or improvement within 180 days after the respective purchase of assets or completion of such construction, repair or improvement) all or any part of the acquisition, construction, repair or improvement cost of such property (including Liens to which any property is subject at the time of acquisition thereof by the Company or any of its Subsidiaries); provided that:
(i) any such Lien does not extend to any other property,
(ii) such Lien either exists on the date hereof or is created in connection with the acquisition, construction, repair or improvement of such property as permitted by this Agreement,
(iii) the indebtedness secured by any such Lien, (or the Capitalized Lease Obligation with respect to any Capitalized Lease) does not exceed 100% of the fair market value of such assets, at the time of acquisition; and
(iv) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 7.02(f);
(e) Liens on any assets of any Person at the time such assets are acquired or such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary and, in each case, not created in contemplation of or in connection with such event; provided that (i) no such lien shall extend to or cover any other property or assets of any Borrower or of such Subsidiary, as the case may be; (ii) the aggregate principal amount of the Indebtedness secured by all such Liens in respect of any such property or assets shall not exceed 100% of the fair market value of such property or assets at the time of such acquisition nor, in the case of a Lien in respect of property or assets existing at the time of such Person becoming a Subsidiary or being so consolidated or merged, the fair market value of the property or assets acquired at such time; and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 7.02(g);
(f) any Lien arising out of the replacement, refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by clauses (c), (d), (e), (g) and (h) of this Section; provided that such Indebtedness is not increased and is not secured by any additional assets;
(g) Liens on Receivables Facility Assets transferred in accordance with the terms of the Receivables Documents pursuant to a Permitted Accounts Receivable Securitization and Liens on the assets of a Timber SPV arising from a Timberland Installment Note Transaction;
(h) Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 7.02(1);

(i) Liens securing Indebtedness of Foreign Subsidiaries; provided that such Liens do not at any time encumber any Collateral or other assets located in the United States and the Dollar Equivalent amount of such Indebtedness shall not exceed $15,000,000 in the aggregate at any one time outstanding;
(j) Liens securing Indebtedness of the type referred to in Section 7.02(s); and
(k) additional Liens incurred by the Company and its Subsidiaries so long as, without duplication, (i) the Dollar Equivalent of the value of the property subject to such Liens at the time such Lien is incurred and (ii) the sum of (A) the Dollar Equivalent of all Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby plus (B) the Dollar Equivalent of all Indebtedness in respect of Secured Other Facilities, do not exceed 10% of the Company’s Consolidated Tangible Assets in the aggregate at any time.
In addition, subject to Section 7.13, no Borrower will, nor will such Borrower permit any of its Subsidiaries to, become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of the Secured Parties, as collateral for the Obligations (other than in connection with a commitment to obtain Indebtedness which would be used to indefeasibly pay in full all Obligations outstanding hereunder and result in the termination of all Commitments hereunder); provided that any agreement, note, indenture or other instrument in connection with Indebtedness permitted under Section 7.02(b), (c), (e), (i) and (t) and Indebtedness consisting of purchase money obligations or Capitalized Lease Obligations permitted under Section 7.02(d) or (g) and any license agreements under which the Company or any Subsidiary is a licensee, operating leases of real property, and any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents and does not require the direct or indirect granting of any Lien securing Indebtedness for the benefit of any Person by virtue of the granting of Liens hereunder, may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties on the items of property obtained with the proceeds of such Indebtedness.
7.02 Indebtedness. No Borrower will nor will permit any of its Subsidiaries to, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness except:
(a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents or otherwise evidencing any of the Obligations and Indebtedness existing on the date hereof and set forth on Schedule 7.02(a) to the Disclosure Letter;
(b) Receivables Facility Attributable Debt incurred in connection with Permitted Accounts Receivable Securitizations; provided that (i) such Indebtedness related to Permitted Accounts Receivable Securitizations of Foreign Subsidiaries shall not exceed the Dollar Equivalent of $300,000,000 and (ii) such Indebtedness related to all Permitted Accounts Receivable Securitizations shall not exceed the Dollar Equivalent of $500,000,000;
(c) Indebtedness evidenced by the Senior Notes;
(d) Permitted Additional Indebtedness;

(e) Indebtedness consisting of Permitted Acquired IRB Debt in an aggregate principal amount outstanding not to exceed $25,000,000;
(f) Indebtedness of the Borrowers and their Subsidiaries secured by Liens permitted under Section 7.01(d); provided that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness at any time together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Sections 7.02(g) and (l) shall not exceed 5% of the Company’s Consolidated Tangible Assets as set forth on the last financial statements delivered by the Company pursuant to Section 6.01;
(g) Indebtedness of a Subsidiary issued and outstanding on or prior to the date on which such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary (other than Indebtedness issued as consideration in, or to provide all of any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness at any time together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Sections 7.02(f) and (l) shall not exceed 5% of the Company’s Consolidated Tangible Assets as set forth on the last financial statements delivered by the Company pursuant to Section 6.01;
(h) Indebtedness under Swap Contracts providing protection against fluctuations in interest rates, currency or commodity values in connection with any Borrowers’ or any of their Subsidiaries’ operations so long as management of such Borrower or any such Subsidiary, as the case may be, has determined that the entering into of such Swap Contracts was for bona fide hedging activities;
(i) Indebtedness of a Timber SPV arising in connection with a Timberland Installment Note Transaction;
(j) Intercompany Indebtedness to the extent permitted by Section 7.07; provided that in the event of any subsequent issuance or transfer of any Equity Interests which results in the holder of such Indebtedness ceasing to be a Subsidiary or Borrowers or any subsequent transfer of such Indebtedness (other than to the Company or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 7.02; provided, further, that in the case of Intercompany Indebtedness consisting of a loan or advance to a Loan Party, each such loan or advance outstanding at any time after the Closing Date shall be subordinated to the indefeasible payment in full of all of such Loan Party’s Obligations;
(k) Indebtedness constituting Permitted Guarantee Obligations;
(l) Indebtedness in respect of Sale and Leaseback Transactions; provided that at the time of such entering into such Sale and Leaseback Transaction and after giving effect thereto, the aggregate Dollar Equivalent amount of Attributable Debt for such Sale and Leaseback Transaction and for all Sale and Leaseback Transactions so entered into by Borrowers and their Subsidiaries, together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to clauses (f) and (g) of this Section 7.02 does not exceed 5% of the Company’s Consolidated Tangible Assets as set forth on the last financial statements delivered by the Company pursuant to Section 6.01;

(m) Indebtedness incurred by Foreign Subsidiaries in addition to that referred to elsewhere in this Section 7.02 in a Dollar Equivalent principal amount not to exceed 5% of the Company’s Consolidated Tangible Assets in the aggregate of which $15,000,000 of the principal amount may be secured under Section 7.01(i);
(n) Indebtedness incurred by Domestic Subsidiaries (other than the Excluded Domestic Joint Venture Subsidiaries) in addition to that referred to elsewhere in this Section 7.02 in a principal amount not to exceed in the aggregate $45,000,000;
(o) Indebtedness of the Borrowers or any of their Subsidiaries consisting of take-or-pay obligations consistent with past practice contained in supply agreements entered into in the ordinary course of business;
(p) Indebtedness in respect of obligations secured by Customary Permitted Liens;
(q) Guarantees incurred by the Company or any Subsidiary of obligations of any employee, officer or director of the Company or any such Subsidiary in respect of loans made to such employee, officer or director in connection with such Person’s acquisition of Equity Interests, phantom stock rights, capital appreciation rights or similar equity-like interests in the Company or any such Subsidiary in an aggregate amount not to exceed $7,500,000 outstanding at any one time;
(r) Indebtedness in respect of Secured Other Facilities;
(s) Indebtedness of (i) Pinwheel, in an aggregate principal amount not to exceed $150,000,000, and (ii) the Excluded Domestic Joint Venture Subsidiaries, in an aggregate principal amount (on a cumulative basis for all such Excluded Domestic Joint Venture Subsidiaries) not to exceed $25,000,000; provided that, in each case, both before and immediately after giving effect to the incurrence of any such Indebtedness, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Company shall be in pro forma compliance with the financial covenants set forth in Section 7.15; and
(t) Permitted Refinancing Indebtedness with respect to Indebtedness described in clauses (a) through (s) above.
7.03 Fundamental Changes. No Borrower will nor will permit any of its Subsidiaries to, merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate, wind-up or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, the Company may amalgamate with or merge with any Person in a transaction where the Company is the surviving corporation and any Subsidiary (other than a Receivables Subsidiary, Insurance Subsidiary or Timber SPV) (i) may amalgamate with or merge into the Company in a transaction in which the Company is the surviving corporation, (ii) may amalgamate with or merge into any Loan Party in a transaction in which the surviving entity is a Loan Party or that becomes a Loan Party simultaneously with such merger in connection with a Permitted Acquisition and pursuant to which such surviving Loan Party assumes all of the Obligations of the Person so amalgamated or merged, (iii) that is not a Loan Party may amalgamate with or merge into any Subsidiary that is not a Loan Party or any Person that becomes a Loan Party or a Subsidiary simultaneously with such merger, (iv) may merge into any other Person that becomes a Loan Party in connection with a Permitted Acquisition, (v) may liquidate, wind-up or dissolve if the Company determines in good faith that such liquidation, winding-up or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such amalgamation or merger involving a Person that is not a Controlled Subsidiary immediately prior to such amalgamation or merger shall not be permitted unless also permitted by Section 7.07.
7.04 Asset Sales. No Borrower will nor will permit any of its Subsidiaries to, convey, sell, lease or otherwise dispose of (or become party to any agreement, note, indenture or other instrument pursuant to which such Person agrees to do any of the foregoing at any future time without the Administrative Agent’s prior written consent) all or any part of their property or assets, or enter into any Sale and Leaseback Transaction, except that:
(a) the Company and its Subsidiaries may sell, contribute and make other transfers of Receivables Facility Assets pursuant to the Receivables Documents under a Permitted Accounts Receivable Securitization and Soterra LLC may sell Timber Assets in connection with any Timberland Installment Note Transaction;
(b) the Borrowers and their Subsidiaries may lease, including subleases and assignments of leases and subleases, real or personal property in the ordinary course of business;
(c) the Borrowers and their Subsidiaries may sell Inventory in the ordinary course of business;
(d) the Borrowers and their Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which such Borrower or Subsidiary may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables); provided that any Foreign Subsidiary may effect a sale or discount with recourse or without recourse if such sale or discount is consistent with its past practice or is consistent with customary practice in such Subsidiary’s country of business;
(e) Asset Dispositions by the Company or any of its Subsidiaries to the Company or any Domestic Subsidiary (other than a Timber SPV), Asset Dispositions by any Foreign Borrower to any other Foreign Borrower; Asset Dispositions from any Foreign Subsidiary (other than any Foreign Borrower) to any other Foreign Subsidiary and to the extent permitted by Section 7.07, Asset Dispositions by any Domestic Subsidiary to any Foreign Borrower and any other transaction permitted by Section 7.07;

(f) the Borrowers and their Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;
(g) the Borrowers and their Subsidiaries may make Investments and acquisitions permitted pursuant to Section 7.07;
(h) the Borrowers and their Subsidiaries may enter into licenses or sublicenses of software, trademarks and other IP Rights and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Person;
(i) the Borrowers and their Subsidiaries may enter into Sale and Leaseback Transactions permitted under Section 7.02(l);
(j) the Borrowers and their Subsidiaries may make Restricted Payments permitted pursuant to Section 7.05, may grant Permitted Liens, may enter into transactions permitted by Section 7.07, and may lease property in transactions not prohibited by this Agreement;
(k) the Borrowers and their Subsidiaries may make dispositions in the ordinary course of business of equipment and other tangible personal property that is obsolete, uneconomical, surplus, worn-out, excess or no longer useful in the Company’s and its Subsidiaries’ business;
(l) the Borrowers and their Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;
(m) the Borrowers and their Subsidiaries may make other Asset Dispositions (excluding a Soterra Disposition) for fair value; provided that (A) 75% of the aggregate sales price from such Asset Disposition shall be paid in Cash or Cash Equivalents; and (B) that the aggregate book value (at the time of disposition thereof) of all assets then proposed to be disposed of together with all other assets disposed of since the Closing Date pursuant to this clause (m), does not exceed 5% of the Consolidated Tangible Assets of the Company at such time, in each case, measured as of the date of the last such sale based on the last financial statements delivered by the Company pursuant to Section 6.01; provided that to the extent that the Net Sale Proceeds of any Asset Disposition that are not required to be used to prepay the Loans pursuant to Section 2.05(b)(i) are used to purchase assets used or to be used in the businesses referred to in Section 6.04 in the time period prescribed in Section 2.05(b)(i), and if the Company or such Subsidiary has complied with the provisions of Section 6.10 with respect to any assets purchased with such reinvested proceeds, such Asset Disposition shall be disregarded for purposes of calculations pursuant to this clause (m) (and shall otherwise be deemed to be permitted under this clause (m)) to the extent of the reinvested proceeds, from and after the time of compliance with Section 6.10 with respect to the acquisition of such other property;

(n) the Soterra Disposition; provided that such Soterra Disposition is pursuant to a substantially contemporaneous exchange for, or acquisition of, other timberland properties, or that at the time of such Soterra Disposition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing; (ii) the Company shall be in pro forma compliance with the financial covenants in Section 7.15 hereof as if the Soterra Disposition had occurred on the first day of the most recently completed fiscal period for measuring compliance with such financial covenants; (iii) the Net Sale Proceeds therefrom are applied pursuant to Section 2.05(b)(ii) or Section 7.05(b); and (iv) the Soterra Disposition will not result in the breach of or default under any material Contractual Obligation of the Company or any of its Subsidiaries;
(o) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment; and
(p) Asset Dispositions contemplated by Schedule 7.04 to the Disclosure Letter so long as made for fair market value as reasonably determined by the Company and on ordinary business terms and so long as the Net Sale Proceeds therefrom are applied pursuant to Section 2.05(b)(ii).
In the event the Required Lenders waive the provisions of this Section 7.04 with respect to the sale of any Collateral, or any Collateral is sold as permitted by Section 7.04, such Collateral shall be sold free and clear of the Liens created by the Collateral Documents, and Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
7.05 Dividends or Other Distributions.
(a) No Borrower will, nor will it permit any of its Subsidiaries to, either: (i) declare or pay any dividend or make any distribution on or in respect of its Equity Interests (each a “Dividend”) to the direct or indirect holders of its Equity Interests (except (A) dividends or distributions payable solely in such Equity Interests or in options, warrants or other rights to purchase such Equity Interests and (B) dividends, distributions or redemptions payable to (1) the Company or a Wholly-Owned Subsidiary of the Company, (2) any other Subsidiary of the Company in compliance with applicable corporation or other organizational law or (3) any other Person that holds Equity Interests in any Subsidiary of the Company, if the Company or one of its Subsidiaries simultaneously receives a portion of any such dividend, distribution or redemption based on its pro rata share of the Equity Interests of such Subsidiary); or (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrowers other than in exchange for, or out of proceeds of, the substantially concurrent sale (other than to an Affiliate of any Borrower) of other Equity Interests of such Borrower or as permitted under clause (a)(i)(B) above or (iii) purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final or stated maturity, any Indebtedness (other than with the proceeds of Permitted Refinancing Indebtedness) that is either subordinate or junior in right of payment to the Obligations (other than Intercompany Indebtedness subordinated as a result of Section 7.02(k) or as permitted by Section 7.12); (any of the foregoing being hereinafter referred to as a “Restricted Payment”); provided that the Company may make scheduled principal and interest payments on Indebtedness permitted pursuant to Section 7.02 in accordance with the terms of the documents governing such Indebtedness and make distributions to the extent necessary to enable the Company or a Subsidiary of the Company to pay their taxes as they legally become due; and; provided, further, that, so long as no Default or Event of Default then exists pursuant to Section 8.01(a), (e) or (f) or would result therefrom, the Company may make any Restricted Payment which, together with all other Restricted Payments made pursuant to this Section 7.05(a) since November 1, 2009 would not exceed the sum of:

(I) 50% of Consolidated Net Income for each Fiscal Year, commencing with the Fiscal Year ended October 31, 2009, ending immediately prior to the date of such Restricted Payment and for which financial statements complying with Section 6.01(b) have been delivered to the Lenders (it being understood that there shall not be any deductions for any net loss as shown on the Company’s income statement for any Fiscal Year prepared in accordance with GAAP);
(II) the aggregate Net Offering Proceeds received by the Company from the issue or sale of its Common Stock (including the issuance of Common Stock in conjunction with the exercise of stock options) or Permitted Preferred Stock subsequent to October 31, 2009 (other than an issuance or sale to a Subsidiary or an employee stock ownership plan); and
(III) $105,000,000;
(b) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company can make a Soterra Disposition in the form of a dividend payment of its Equity Interests in Soterra LLC, or the Company may make a Restricted Payment from the Net Sale Proceeds of any Soterra Disposition when the Net Sale Proceeds thereof are not used to make a substantially contemporaneous exchange for, or acquisition of, other timberland properties, and any Subsidiary may declare and make dividend payments and other distributions so long as any such payments pursuant thereto by any non-Wholly-Owned Subsidiary of the Company are made on a pro rata basis to such Subsidiary’s shareholders generally.
(c) On and after the date on which the Company achieves Dual Investment Grade Status, and for so long as such Dual Investment Grade Status exists, the Company may make Restricted Payments without restriction; provided that (i) no Default or Event of Default has occurred, is continuing or would result therefrom and (ii) that in the event that Dual Investment Grade Status ceases to exist, any Restricted Payments made pursuant to this Section 7.05(c) shall be counted for purposes of the calculation of Restricted Payments (as if such Restricted Payments had been made pursuant to Section 7.05(a)) and determining the Company’s ability to make Restricted Payments pursuant to Section 7.05(a).
Notwithstanding the foregoing, (x) the Company may pay Dividends of up to the lesser of (I) $0.01 per share of Class A Common Stock for each four consecutive Fiscal Quarters and (II) $250,000 for each consecutive Fiscal Quarter, and the Company may pay Dividends within 60 days after the date of declaration thereof if at such date of declaration such Dividend would have complied with this Section 7.05; provided that such Dividend if permitted only by Section 7.05(a) shall be included (without duplication) in the calculation of the amount of Restricted Payment for purpose of Section 7.05(a); and (y) the Company may pay Dividends and make other Restricted Payments not otherwise permitted under this Agreement if the Leverage Ratio, immediately after giving pro forma effect to any such Dividend or Restricted Payment, shall be less than 2.50:1.

7.06 Issuance of Stock.
(a) The Company will not issue any Equity Interests, except for such issuances of Equity Interests of the Company consisting of Common Stock or Permitted Preferred Stock.
(b) No Borrower will nor will permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Equity Interests of any Subsidiary of the Company, except (i) to the Company, (ii) to another Wholly-Owned Subsidiary of the Company, (iii) to qualified directors if required by applicable law, (iv) pursuant to employee stock ownership or employee benefit plans in effect on the date hereof or (v) as otherwise permitted in connection with an Investment permitted by Section 7.07; provided that the Company can make the Soterra Disposition in the form of a dividend payment of its Equity Interests in Soterra LLC; and provided, further, that nothing in this Section 7.06(b) will prohibit the Company or any Subsidiary from disposing of any Equity Interests if the transaction would otherwise be permitted by Section 7.04.
7.07 Loans, Investments and Acquisitions. No Borrower will nor will permit any of its Subsidiaries to, make any Investments or make any acquisitions except:
(a) the Borrowers and their Subsidiaries may acquire and hold Cash and Cash Equivalents;
(b) Investments existing on the date hereof identified on Schedule 7.07(b) to the Disclosure Letter, without giving effect to any additions thereto, but including any renewal or extension of any thereof in the ordinary course of business and on ordinary business terms in an amount not to exceed the original amount thereof;
(c) Investments required pursuant to the terms of any Permitted Accounts Receivable Securitization;
(d) Investments (including debt obligations) in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement (including settlements of litigation) of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(e) the Company may enter into Swap Contracts in compliance with Section 7.02(h);
(f) pledges or deposits made in the ordinary course of business;
(g) (i) Investments by the Company or any Subsidiary in their respective Subsidiaries outstanding on the date hereof; (ii) Investments by the Company or any Subsidiary in Loan Parties; (iii) Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties; and (iv) Investments in any Wholly-Owned Foreign Subsidiary (excluding Investments of the type described in Section 7.07(p)(ii)), (A) to the extent made in the ordinary course of business and in a manner consistent with the Company’s past business practice to fund or support the ordinary course operations of such Wholly-Owned Foreign Subsidiary or (B) if de minimis and made in connection with the organization or formation thereof;

(h) the Borrowers or any Subsidiary may make Permitted Acquisitions (including payments permitted by Section 7.02(i)) subject to clause (g) above in the case of Investments by the Company and any Domestic Subsidiary in any Foreign Subsidiary;
(i) extensions of trade credit, accounts or notes receivable and prepaid expenses in the ordinary course of business and Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with Asset Dispositions not prohibited by this Agreement;
(j) (i) Investments in Pinwheel and the Excluded Domestic Joint Venture Subsidiaries existing on the date hereof; (ii) after the Closing Date, Investments in Pinwheel in an aggregate amount of $250,000,0000, of which no more than $100,000,000 of such $250,000,000 may be in the form of an equity contribution; and (iii) other Investments in joint ventures by the Company or any of its Subsidiaries not at any time exceeding the sum of (A) in the aggregate a Dollar Equivalent amount of $55,000,000 in any Fiscal Year following the Closing Date, plus (B) the aggregate net cash received by the Company and its Subsidiaries since the Closing Date in connection with Investments under this clause (j) as interest, dividends, distributions or other income and returns of capital from Investments under this clause (j);
(k) other Investments not in excess of the sum of (i) the Dollar Equivalent amount of $60,000,000 outstanding at any one time, plus (ii) the aggregate net cash received by the Company and its Subsidiaries since the Closing Date in connection with Investments under this clause (k) as interest, dividends, distributions or other income and returns of capital from Investments under this clause (k); provided that any such Investment that is an acquisition complies with clauses (a) through (d) of the definition of Permitted Acquisition;
(l) advances, loans or extensions of credit to suppliers in the ordinary course of business consistent with past practice as of the Closing Date;
(m) advances, loans or extensions of credit by the Company or any Subsidiary to any of its employees (other than employees of any Insurance Subsidiary, Timber SPV or any Receivables Subsidiary) in the ordinary course of business; provided that the aggregate amount of all such loans, advances and extensions of credit shall not at any time exceed in the aggregate a Dollar Equivalent amount of $7,500,000;
(n) Investments of any Person in the amount existing at the time such Person became a Subsidiary, to the extent such Investment was not made in connection with, or in contemplation of, such Person becoming a Subsidiary;
(o) Soterra LLC and any Timber SPV may make Investments in connection with any Timberland Installment Note Transaction; and

(p) (i) so long as no Default has occurred and is continuing or would result from such Investment, Investments by the Loan Parties in Foreign Subsidiaries that are not Loan Parties, or joint ventures in which the Company or any Subsidiary has an interest; and (ii) Investments consisting of the transfer of equipment (and any intellectual property rights necessary for the use of such assets) to Foreign Subsidiaries in the ordinary course of business; provided that the aggregate amount of Investments described in clauses (i) and (ii) above shall not exceed 5% of the total assets of the Company (in each case measured at the time of such Investment and, in the case of clause (ii) above, based upon the sum of the current book value of the assets transferred, plus the book values of all other assets previously transferred to Foreign Subsidiaries pursuant to clause (ii) above).
7.08 Transactions with Affiliates. No Borrower will nor will permit any of its Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower (other than a Loan Party) unless the terms of such business, transaction or series of transactions are as favorable to such Borrower, such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person or, if such transaction is not one which by its nature could be obtained from such Person, is on fair and reasonable terms; provided that the following shall be permitted: (v) the payment of customary fees to members of the Board of Directors of the Company and compensation or employee benefit arrangements with employees of the Company or any Subsidiary, (w) transactions expressly permitted by Section 7.03 or Section 7.05, (x) transactions described in Schedule 7.08 to the Disclosure Letter or transactions pursuant to a Soterra Disposition and (y) transactions in connection with Permitted Accounts Receivable Securitizations and any Timberland Installment Note Transaction.
7.09 Insurance Subsidiary. Notwithstanding anything to the contrary in this Agreement, Insurance Subsidiary shall not engage in any business other than the business of serving as a captive insurance company for the Company and its Subsidiaries and engaging in such necessary activities related thereto as may be permitted to be engaged in by a Bermuda captive insurance company pursuant to applicable Bermuda captive insurance company rules and regulations.
7.10 Sale or Discount of Receivables. The Borrowers shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, sell, with or without recourse, or discount (other than in connection with trade discounts or arrangements necessitated by the creditworthiness of the other party, in each case in the ordinary course of business consistent with past practice) or otherwise sell for less than the face value thereof, notes or accounts receivable, except (i) to any Domestic Loan Party (other than a Timber SPV) and (ii) other than pursuant to a Permitted Accounts Receivable Securitization and transactions permitted by Section 7.04(d) or Section 7.07.
7.11 Fiscal Year. The Company will not change its Fiscal Year.
7.12 Limitation on Voluntary Payments and Modifications, Etc. No Borrower will nor will permit any of its Subsidiaries to:

(a) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness with a principal amount in excess of the Dollar Equivalent of $10,000,000 (other than Intercompany Indebtedness subordinated as a result of Section 7.02(j)) that is either contractually subordinate or junior in right of payment to the Obligations, other than pursuant to the issuance of Permitted Refinancing Indebtedness, except (i) regularly scheduled payments of interest and regularly scheduled payments of principal on Indebtedness permitted by Section 7.02, (ii) the conversion or exchange of any Indebtedness into Equity Interests of any Borrower and (iii) Permitted Refinancing Indebtedness;
(b) amend, terminate or modify, or permit the amendment, termination or modification of, any provision of any documents governing Indebtedness described in clause (a) above in a manner materially adverse to the interests of the Lenders;
(c) enter into any Receivables Documents other than in connection with a Permitted Accounts Receivable Securitization (unless such Receivables Documents have been approved by the Administrative Agent or are non-material documentation entered into pursuant to such approved Receivables Documents) or amend or modify in any material respect which is adverse to the Lenders any of such Receivables Documents except as permitted by Section 7.10 unless such amendment or modification has been approved by the Administrative Agent (which shall not be unreasonably withheld); provided that if the Receivables Documents, after giving effect to such amendment or modification, would constitute a Permitted Accounts Receivable Securitization, then such approval of the Administrative Agent shall not be required; or
(d) amend, modify or change in any way materially adverse to the interests of the Lenders, its Organizational Documents (including, without limitation, by filing or modification of any certificate of designation) or bylaws, or any agreement entered into by it, with respect to its Equity Interests, or enter into any new agreement with respect to its preferred stock in any manner materially adverse to the interests of the Lenders.
7.13 Limitation on Certain Restrictions on Subsidiaries. No Borrower will nor will permit any of its Material Subsidiaries, to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower or any Material Subsidiary of any Borrower to (a) pay dividends or make any other distributions on its Equity Interests or pay any Indebtedness or other Obligation owed to the Company or any of its other Subsidiaries, (b) make any loans or advances to the Company or any of its other Material Subsidiaries, or (c) transfer any of its property to the Company or any of its other Material Subsidiaries, except:
(i) any encumbrance or restriction pursuant to the Loan Documents, the Senior Notes, any documents evidencing Permitted Refinancing Indebtedness with respect to any of the foregoing, any Permitted Accounts Receivable Securitization (including limitations set forth in the charter documents of any Receivable Subsidiary) or an agreement in effect at or entered into on the Closing Date and reflected on Schedule 7.13 to the Disclosure Letter or any encumbrance or restriction on the assets of a Timber SPV arising out of a Timberland Installment Note Transaction;

(ii) any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of the Company or was acquired by the Company (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date;
(iii) any such encumbrance or restriction consisting of customary provisions restricting subletting or assignment of any leases governing leasehold interests of the Company or any of its Subsidiaries and customary provisions restricting assignment of any agreement or license entered into by the Company or any Subsidiary in the ordinary course of business and customary restrictions in sales agreements pending the closing of the applicable sale;
(iv) any encumbrance or restriction existing solely as a result of a requirement of Law; and
(v) Permitted Liens or other restrictions contained in security agreements or Capitalized Leases securing or otherwise related to Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the property subject to such security agreements.
7.14 Accounting Changes. No Borrower will, nor will permit any of its Subsidiaries to, make any change in accounting policies affecting the presentation of financial statements from those employed by it on the date hereof, unless (a) such change is disclosed to the Lenders through the Administrative Agent or otherwise; (b) relevant prior financial statements that are affected by such change are restated (in form and detail reasonably satisfactory to the Administrative Agent) as may be required by GAAP to show comparative results; and (c) the Company delivers a report to the Administrative Agent calculating all financial statements and other relevant financial terms without giving effect to such change.
7.15 Financial Covenants. (a) Leverage Ratio. Permit the Leverage Ratio as of the last day of any Fiscal Quarter for the Test Period then ended to be more than 3.75:1 (or 3.50:1, during any Collateral Release Period).
(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Company to be less than 1.50:1.
7.16 Senior Notes Guarantees. The Company shall not cause or permit any Subsidiary to guarantee any obligations of the Company or any other Subsidiary arising under or otherwise evidenced by any of the Senior Note Documents unless such Subsidiary is (or, simultaneous with such guarantee of such obligations, becomes) a Guarantor.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default. Any of the following events, acts, occurrences or state of facts shall constitute an “Event of Default” for purposes of this Agreement:
(a) Failure to Make Payments When Due. Any Borrower (i) shall default in the payment of principal on any of the Loans or any reimbursement obligation with respect to any Letter of Credit; or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any other Obligation when due and such default in payment of such interest, fee or other Obligation (other than principal) shall continue for five (5) Business Days; or
(b) Representations and Warranties. Any representation or warranty made by any Loan Party, as the case may be, to Administrative Agent or any Lender contained in any Loan Document or certificate delivered to Administrative Agent or any Lender pursuant hereto or thereto shall have been incorrect in any material respect on the date as of when made or deemed made, or
(c) Covenants. Any Loan Party shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article VII (other than Section 7.09 or 7.12(d)) hereof or Section 6.03(a) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice to the Company by Administrative Agent or any Lender; or
(d) Default Under Other Loan Documents. Any Loan Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 8.01) and such default shall continue unremedied for a period of thirty (30) days after written notice thereof has been given to the Company by Administrative Agent; or
(e) Voluntary Insolvency, Etc. Any Borrower or any Material Subsidiary shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding, make any proposal, seek any relief under or file any petition or proposal under any bankruptcy, insolvency or similar law in any jurisdiction or seeking dissolution, reorganization, arrangement, composition or readjustment or the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding in any jurisdiction, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or

(f) Involuntary Insolvency, Etc. Involuntary proceedings or an involuntary petition shall be commenced or filed against any Borrower or any Material Subsidiary under any bankruptcy, insolvency or similar law in any jurisdiction or seeking the dissolution, reorganization, arrangement, composition, readjustment, winding up, liquidation, suspension of operations of it or the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or of a substantial part of its property, assets or business, or to effect a plan or other arrangement with its creditors or any writ, judgment, warrant of attachment, sequestration, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or
(g) Default Under Other Agreements. (i) Any Loan Party shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents) in excess of the Threshold Amount in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) a default shall occur in the performance or observance of any Permitted Debt Document, any agreement or condition to any such Indebtedness referred to in clause (i) of this Section 8.01(g) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity, or (iii) any such Indebtedness referred to in clause (i) of this Section 8.01(g) of the Loan Parties shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required payment or prepayment, prior to the stated maturity thereof; or
(h) Invalidity of Subordination Provisions. The subordination provisions of any agreement, instrument or other documents evidencing, guaranteeing or otherwise governing subordinated notes evidencing any Permitted Additional Indebtedness or any Permitted Refinancing Indebtedness therefor is for any reason revoked or invalidated, or otherwise ceases to be in full force and effect, or the Loans and the other Obligations hereunder entitled to receive the benefits of any Loan Document is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions; or
(i) Judgments. One or more judgments or decrees shall be entered against a Loan Party involving, individually or in the aggregate, a liability (to the extent not paid or covered by insurance) of the Threshold Amount or more and shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(j) Collateral Documents. Except as contemplated by Section 7.10, at any time after the execution and delivery thereof, any of the Collateral Documents shall cease to be in full force and effect (other than in accordance with its terms, except in the case of documents governed by other than U.S. law, due to the effect of applicable foreign law or action of any foreign government or as otherwise provided in any Loan Document) or shall cease to give Administrative Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the Collateral), in favor of Administrative Agent for the benefit of the Secured Parties superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein); or
(k) Guaranties. Any Guaranty or any provision thereof shall (other than as a result of the actions taken by Administrative Agent or the Lenders to release such Guaranty) cease to be in full force and effect in accordance with its terms or the terms of any other Loan Document, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under any Guaranty (except to the extent expressly permitted herein or therein); or
(l) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(m) Change of Control. A Change of Control shall occur; or
(n) Dissolution. Any order, judgment or decree shall be entered against any Borrower or any Material Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Company or any Material Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.
If any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions for the ratable benefit of the Secured Parties: (i) by written notice to Borrowers declare all Commitments to be terminated whereupon such Commitments shall forthwith terminate, (ii) by written notice to Borrowers declare all sums then owing by Borrowers hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrowers, (iii) direct Borrowers to Cash Collateralize (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 8.01(e) or Section 8.01(f) with respect to such Borrower it will Cash Collateralize) the then Outstanding Amount of all L/C Obligations, and (iv) enforce, as Administrative Agent the Guaranties and all of the Liens and security interests created pursuant to the Collateral Documents in accordance with their terms. In cases of any occurrence of any Event of Default described in Section 8.01(e) or Section 8.01(f) with respect to the Company, the Loans, together with accrued interest thereon and all of the other Obligations, shall become immediately and automatically due and payable forthwith and all Commitments immediately and automatically terminated without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by Borrowers hereunder shall also become immediately and automatically due and payable all without notice of any kind.
Anything in this Section 8.01 to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrowers; provided that, at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 10.1 hereof.
8.02 Application of Funds. After the exercise of remedies provided for in Section 8.01, any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Ancillary Obligations, ratably among the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Secured Facility Banks and the Existing Guaranty Banks, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.17; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full to the Company or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Ancillary Obligations shall be excluded from the application described above if (a) the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank, Secured Facility Bank (in the case of any Secured Other Facility, together with the signature of the Company), or Existing Guaranty Bank, as the case may be; or (b) the Administrative Agent receives notice that any such Ancillary Obligations are meant to be excluded from the application described above from the Company and the applicable Cash Management Bank, Hedge Bank, Secured Facility Bank or Existing Guaranty Bank, as the case may be. Each Cash Management Bank, Hedge Bank, Secured Facility Bank or Existing Guaranty Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
8.03 Collateral Allocation Mechanism. On the CAM Exchange Date, (a) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Loan in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Loans and (b) simultaneously with the deemed exchange of interests pursuant to clause (a) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Amount, determined using the Spot Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 10.06 and each Borrower hereby consents and agrees to the CAM Exchange. Each of the Borrowers and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment).
ARTICLE IX
ADMINISTRATIVE AGENT
9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.
(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, a potential Cash Management Bank and a potential Secured Facility Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents; (v) the value or the sufficiency of any Collateral; or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to approval by the Company if no Default exists and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above subject to approval by the Company if no Default exists and is continuing; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender; (y) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (z) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Book Managers, Syndication Agents, Co-Documentation Agents or Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(j) and (k), 2.09 and 10.04) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank, a potential Secured Facility Bank or an Existing Guaranty Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) on the date on which all Obligations (including any then due and owing indemnity obligations hereunder but excluding any Ancillary Obligations) shall be indefeasibly paid in full in cash (or cash collateralized on reasonably satisfactory terms), and the Aggregate Commitments hereunder shall have been terminated, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
(b) to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under any Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
9.11 Existing Guaranties and Secured Lender Arrangements. No Existing Guaranty Bank, Cash Management Bank, Hedge Bank or Secured Facility Bank that obtains the benefits of Section 8.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty, any Collateral Document or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Ancillary Obligations unless the Administrative Agent has received written notice of such Ancillary Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Existing Guaranty Bank, Cash Management Bank, Hedge Bank or Secured Facility Bank, as the case may be.
The parties hereto hereby acknowledge and agree that, on the date on which all Obligations (including any then due and owing indemnity obligations hereunder but excluding any Ancillary Obligations) shall be indefeasibly paid in full in cash (or cash collateralized on reasonably satisfactory terms), and the Aggregate Commitments hereunder shall have been terminated (all of which shall occur in accordance with the terms of the Loan Documents and whether or not any Ancillary Obligations remain outstanding), any benefits obtained by any Existing Guaranty Bank, Cash Management Bank, Hedge Bank or Secured Facility Bank pursuant to any Guaranty, any Collateral Document or any other Loan Document shall terminate, regardless of whether any Ancillary Obligations remain outstanding.
ARTICLE X
MISCELLANEOUS
10.01 No Waiver; Modifications in Writing.
(a) No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Administrative Agent or any Lender at law or in equity or otherwise. Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the Company and the Required Lenders;

provided that (x) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of an immaterial nature, in each case in any provision of any Loan Document, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof, and (y) no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations directly affected thereby in the case of the following clause (i)):
(i) extend the final scheduled maturity of any Loan or Note (or extend the stated maturity of any Letter of Credit beyond the Maturity Date with respect to the Revolving Credit Facility), or reduce the rate or extend the time of payment of interest or fees thereon except for waivers of Default Rate interest, or reduce the principal amount thereof or extend the time of payment or reduce the amount of any other amounts payable hereunder or under any other Loan Document,
(ii) release all or substantially all of the value of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Collateral Documents or in this Agreement),
(iii) amend, modify or waive any provision of this Section 10.01 (except for technical amendments with respect to additional extensions of credit pursuant to Section 2.14 or 2.15 which afford the protections to such additional extensions of credit of the type provided to the Loans on the date hereof) or reduce any percentage specified in the definition of Required Lenders, or
(iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; and
provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall:
(A) increase or extend the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, representations, warranties, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender);
(B) without the consent of Bank of America and each other L/C Issuer that has issued an outstanding Letter of Credit, amend, modify or waive any provision of Section 2.03 or alter its rights or obligations with respect to Letters of Credit;
(C) without the consent of the Administrative Agent, amend, modify or waive any provision of Article IX as same applies to the Administrative Agent or any other provisions as same relates to the rights or obligations of the Administrative Agent;

(D) without the consent of the Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of the Administrative Agent under the other Loan Documents;
(E) alter the required application of any prepayments or repayments (or commitment reductions), as among the various Facilities, without the consent of the Required Term Lenders, the Required U.S. Revolving Lenders and the Required Global Lenders, as applicable and to the extent that their respective Facilities are being allocated a lesser prepayment, repayment or commitment reduction; provided that the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as among the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered; or
(F) change (1) any provision of this Section 10.01 or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (2) of this Section 10.01(iv)(F)), without the written consent of the Required Lenders or (2) the definitions of “Required Term Lenders”, “Required Revolving Lenders, “Required U.S. Revolving Lenders” or “Required Global Revolving Lenders” without the written consent of the Required Term Lenders, Required Revolving Lenders, Required U.S. Revolving Lenders and Required Global Revolving Lenders, respectively; and
provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lenders under this Agreement; and (ii) any of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b) If, in connection with any proposed amendment, modification, supplement, waiver, discharge, termination or other change of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 10.01(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of the Borrowers if the respective Lender’s consent is required with respect to less than all Loans and/or Commitments, to replace only the respective Loans and/or Commitments of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more replacement Lenders pursuant to Section 10.13 so long as at the time of such replacement, each such replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change. Promptly following any such replacement hereunder, the Administrative Agent shall effect the vote on the proposed amendment, modification, supplement, waiver, discharge, termination or other change.
(c) Notwithstanding the foregoing, upon the execution and delivery of all documentation required by the Administrative Agent to be delivered pursuant to either (i) Section 2.14 in connection with an increase in the Revolving Credit Facility or (ii) Section 2.15 in connection with an increase in the Term Loans, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, the new Lenders and the terms of such increase.
10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to a Borrower, the Administrative Agent, the L/C Issuer or any Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent; and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the L/C Issuer or any Lender. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) the L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents; (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01; and (y) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to any Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, but without affecting the Borrower’s obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e) Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, subject to Section 10.06(b)(vi) no minimum amount need be assigned; and
(B) in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $5,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, subject to Section 10.06(b)(vi) so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within eight (8) Business Days after having received notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D) the consent of each of the L/C Issuer and the Swing Line Lenders (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi) Minimum Amounts for Assignment. No such assignment with respect to any Obligations hereunder which are owed by or committed to a Borrower incorporated or established under Dutch law, shall be for an amount less than €50,000 (or its equivalent in another currency) or, if it is less, the new Lender shall confirm in writing to such Borrower that it, the new Lender, is a professional market party within the meaning of the Dutch Act on Financial Supervision (Wet op het financieel toezicht).
(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the applicable Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, absent manifest error. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first or second proviso to Section 10.01 that affects such Participant. Subject to clause (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 10.06(d), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender. No Lender shall provide, and no Designated Participant shall be entitled to receive, any Information unless such Information is publicly available at the time of the disclosure thereof.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, reserve bank or other banking institution that is granted the exclusive privilege to lend a government its currency; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders willing to accept such appointment in their sole discretion a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives in connection with this Facility (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the terms hereof), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to either Section 2.14(c) or Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08 Right of Setoff. Subject to the provisions of Section 2.13, if an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents of all Persons other than such Lender required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);
(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
10.14 Governing Law; Jurisdiction; Etc.
(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and as otherwise agreed in writing by the relevant parties; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this

Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
10.20 Special Provisions in relation to Dutch Collateral.
(a) Each Loan Party that is or becomes a party to a Collateral Document governed by Dutch law (each a “Dutch Law Credit Party”) hereby irrevocably and unconditionally undertakes (such undertaking to become effective at the time of effectiveness of the related Collateral Document) to pay to the Administrative Agent as a separate and independent obligation an amount equal to the total amount owed from time to time by such Loan Party to any Secured Party (excluding any amount owed to the Administrative Agent under this Section 10.20) under the Loan Documents (its “Parallel Debt”).
(b) For the avoidance of doubt it is confirmed that clause (a) above means:
(i) that any separate and independent payment obligation of a Dutch Law Credit Party under clause (a) above shall be due and payable to the Administrative Agent under this Section 10.20 as soon as, and to the extent that, the amount owed by such Dutch Law Credit Party to any Secured Party (excluding any amount owed to the Administrative Agent under this Section10.20) is due and payable under the Loan Documents;
(ii) accordingly (without prejudice to the foregoing), that upon any Loans or other amounts (the “Accelerated Amounts”) being declared due and payable or payable on demand (as the case may be) by a Dutch Law Credit Party pursuant to Section 10.01, a portion of the Parallel Debt of that Dutch Law Credit Party in the same amount as the Accelerated Amounts shall be due and payable or payable on demand (as the case may be) on the same terms as are applicable to the Accelerated Amounts; and
(iii) that the undertaking of each Dutch Law Credit Party under this Section 10.20 shall not increase the principal, interest, or fees owing by such Dutch Law Credit Party under the Loan Documents.

(c) Each of the parties acknowledges that (i) for this purpose the Parallel Debt of a Dutch Law Credit Party constitutes undertakings, obligations and liabilities of such Dutch Law Credit Party which are separate and independent from, and without prejudice to the obligations which such Dutch Law Credit Party has to any Secured Party and; (ii) each Parallel Debt represents the Administrative Agent’s own claim (vordering) to receive payment of such Parallel Debt by each Dutch Law Credit Party and that the total amount which may become due under a Parallel Debt pursuant to this Section 10.20 shall never exceed the total amount which becomes due by the relevant Dutch Law Credit Party to the Secured Parties under the other provisions of the Loan Documents (other than under this Section 10.20).
(d) Notwithstanding any of the other provisions of this Section 10.20:
(i) the total amount due and payable by each Dutch Law Credit Party under its Parallel Debt shall be decreased to the extent such Dutch Law Credit Party shall have paid any amounts to any Secured Party or any of them to reduce such Dutch Law Credit Party’s outstanding obligations to the Secured Parties or any Secured Party otherwise receives any amount in payment of such obligations (other than by virtue of Section 10.20(f)); and
(ii) to the extent that any Dutch Law Credit Party shall have paid any amounts to the Administrative Agent under its Parallel Debt or the Administrative Agent shall have otherwise received monies in payment of such Parallel Debt, the total amount due and payable by such Dutch Law Credit Party to the Secured Parties shall de decreased by an equivalent amount as if said amounts were received directly in payment of the amounts due to the Secured Parties (other than amounts due under this Section 10.20).
(e) For the purpose of this Section 10.20, the Administrative Agent acts in its own name and on behalf of itself but for the benefit of the Secured Parties and any Lien granted to the Administrative Agent to secure any Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of that Parallel Debt.
(f) All payments received by the Administrative Agent shall be applied towards payment of a Parallel Debt, whereupon the Administrative Agent shall distribute all amounts to the Secured Parties in accordance with the terms hereof.
(g) To the extent that any amounts are paid to the Administrative Agent in payment of a Parallel Debt, the Administrative Agent shall, in accordance with the provisions of the Loan Documents, return to such Dutch Law Credit Party such amounts, if any, received in excess of the amount due to the Secured Parties.
(h) If and to the extent any liability owed by any Loan Party to the Administrative Agent in its capacity as Lender and/or L/C Issuer under the Loan Documents cannot be validly secured through the Parallel Debt, such liability itself shall be secured through the security provided by the Dutch Law Credit Parties.
(i) Without limiting or affecting the Administrative Agent’s rights against the Loan Parties (whether under this Section 10.20 or under any other provision of the Loan Documents), each Loan Party acknowledges that:

(i) nothing in this Section 10.20 shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as Lender and/or L/C Issuer; and
(ii) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender and/or IC Issuer.
(j) Without prejudice to Section 10.20, a Dutch Law Credit Party may not repay or prepay its Parallel Debt unless directed to do so by the Administrative Agent or the Lien under the relevant Collateral Document is enforced by the Administrative Agent.
10.21 Effect of Amendment and Restatement of the Existing Agreement. On the Closing Date, the Existing Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the Obligations (as defined in the Existing Agreement) under the Existing Agreement as in effect immediately prior to the Closing Date and which remain outstanding; and (b) except for any Obligations (as defined in the Existing Agreement) which are expressly contemplated to be repaid on the Closing Date and to the extent are in fact so repaid, the Obligations (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing, and shall continue to be secured as provided in the Collateral Documents.
10.22 Affirmation and Consent. Each of the Borrowers hereby affirms all of its obligations under the Loan Documents to which it is a party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GREIF, INC.
By:	/s/ John K. Dieker
Name:	John K. Dieker
Title:	Vice President and Treasurer

GREIF INTERNATIONAL HOLDING SUPRA C.V.
By:	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Authorized Signer

GREIF INTERNATIONAL HOLDING B.V.
By:	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Director

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Maurice Washington
Name:	Maurice Washington
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ Irene Bertozzi Bartenstein
Name:	Irene Bertozzi Bartenstein
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Dana J. Moran
Name:	Dana J. Moran
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Marcel Fournier
Name:	Marcel Fournier
Title:	Vice President

CITIZENS BANK OF PENNSYLVANIA, as a Lender
By:	/s/ Phillip R. Medsger
Name:	Phillip R. Medsger
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Vice President

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Robert P. Anderson
Name:	Robert P. Anderson
Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Peter Martinets
Name:	Peter Martinets
Title:	Managing Director

FIFTH THIRD BANK, as a Lender
By:	/s/ Michael J. Schaltz, Jr.
Name:	Michael J. Schaltz, Jr.
Title:	Vice President

AGFIRST FARM CREDIT BANK
By:	/s/ Matthew H. Jeffords
Name:	Matthew H. Jeffords
Title:	Assistant Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender
By:	/s/ Frederick G. Hadley
Name:	Frederick G. Hadley
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Thomas E. Redmond
Name:	Thomas E. Redmond
Title:	Senior Vice President

SUMITOMO MITSUI BANKING, as a Lender
By:	/s/ William M. Ginn
Name:	William M. Ginn
Title:	General Manager

DNB NOR BANK, ASA
By:	/s/ Thomas Tangen
Name:	Thomas Tangen
Title:	Senior Vice President

By:	/s/ Phil Kurpiewski
Name:	Phil Kurpiewski
Title:	Senior Vice President

ING Bank N.V., Dublin Branch as a Lender
By:	/s/ Maurice Kenny
Name:	Maurice Kenny
Title:	Director

By:	/s/ Aidan Neill
Name:	Aidan Neill
Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Robert J. McArdle
Name:	Robert J. McArdle
Title:	First Vice President

NORTHERN TRUST COMPANY, as a Lender
By:	/s/ Maxwell W. Stewart
Name:	Maxwell W. Stewart
Title:	Officer

TD BANK, N.A., as a Lender
By:	/s/ Marla Willner
Name:	Marla Willner
Title:	Senior Vice President

UNION BANK, N.A.
By:	/s/ Megan Webster
Name:	Megan Webster
Title:	Vice President

FARM CREDIT SERVICES OF MID-AMERICA, PCA, as a Lender
By:	/s/ Ralph M. Bowman
Name:	Ralph M. Bowman
Title:	Vice President

COOPERATIVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH
By:	/s/ Andrew Sherman
Name:	Andrew Sherman
Title:	Executive Director

By:	/s/ James Purky
Name:	James Purky
Title:	Vice President

FARM CREDIT BANK OF TEXAS, as a Lender
By:	/s/ Alan Robinson
Name:	Alan Robinson
Title:	Vice President

AMERICAN AGCREDIT, PCA
By:	/s/ Vern Zander
Name:	Vern Zander
Title:	Vice President

COMERICA BANK, as a Lender
By:	/s/ Brandon Welling
Name:	Brandon Welling
Title:	Assistant Vice President

FIRST MERIT BANK, N.A.
By:	/s/ Robert G. Morlan
Name:	Robert G. Morlan
Title:	Senior Vice President

1ST FARM CREDIT SERVICES, PCA
By:	/s/ Corey J. Waldinger
Name:	Corey J. Waldinger
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Roger Eric Searls
Name:	Roger Eric Searls
Title:	Vice President

Badgerland Financial, FLCA and ACA
By:	/s/ Larry Coulthard
Name:	Larry Coulthard
Title:	Vice President

GreenStone Farm Credit Services, ACA/FLCA
By:	/s/ Jeff Pavlik
Name:	Jeff Pavlik
Title:	Vice President

Farm Credit Services of the Mountain Plains PCA, as a Lender
By:	/s/ Bradley K. Leafgren
Name:	Bradley K. Leafgren
Title:	Vice President

RB International Finance (USA) LLC, as a Lender
By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

By:	/s/ Christoph Hoedl
Name:	Christoph Hoedl
Title:	First Vice President

Schedule 1.01
Mandatory Cost Formulae
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.
The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01 100 - (A+C)	per cent per annum
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01 300	per cent per annum

Where:
“A”
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”
is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.
The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.01

		US	Global	Term	Total
Lender	Title	Revolver	Revolver	Loan A	Allocation
Bank of America, N.A.	Administrative Agent	$8,125,000	$42,500,000	$16,875,000	$67,500,000
JPMorgan Chase Bank, National Association	Syndication Agent	—	50,625,000	16,875,000	67,500,000
KeyBank National Association	Co-Documentation Agent	—	50,625,000	16,875,000	67,500,000
Citizens Bank of Pennsylvania	Co-Documentation Agent	—	50,625,000	16,875,000	67,500,000
Deutsche Bank Securities Inc.	Co-Documentation Agent	—	50,625,000	16,875,000	67,500,000
US Bank National Assocation	Co-Documentation Agent	—	33,750,000	11,250,000	45,000,000
Wells Fargo Bank, National Association	Managing Agent	—	33,750,000	11,250,000	45,000,000
Fifth Third Bank	Managing Agent	—	33,750,000	11,250,000	45,000,000
AgFirst Farm Credit Bank		33,750,000	—	11,250,000	45,000,000
Huntington Bank		26,250,000	—	8,750,000	35,000,000
PNC Bank, National Association		26,250,000	—	8,750,000	35,000,000
Sumitomo Mitsui Banking Corporation, New York		—	26,250,000	8,750,000	35,000,000
DnB NOR Bank		—	26,250,000	8,750,000	35,000,000
ING Bank N.V., Dublin Branch		—	26,250,000	8,750,000	35,000,000
HSBC Bank USA, NA		—	18,750,000	6,250,000	25,000,000
Northern Trust Bank		18,750,000	—	6,250,000	25,000,000
TD Bank, N.A.		—	18,750,000	6,250,000	25,000,000
Union Bank, N.A.		—	18,750,000	6,250,000	25,000,000
Farm Credit Services of Mid-America, PCA		18,750,000	—	6,250,000	25,000,000
Rabobank International		—	18,750,000	6,250,000	25,000,000
Farm Credit Bank of Texas		18,750,000	—	6,250,000	25,000,000
American AgCredit PCA		18,750,000	—	6,250,000	25,000,000
Comerica Bank		15,000,000	—	5,000,000	20,000,000
FirstMerit Bank		15,000,000	—	5,000,000	20,000,000
1st Farm Credit Services, PCA		11,250,000	—	3,750,000	15,000,000
Branch Banking & Trust Company		9,375,000	—	3,125,000	12,500,000
Badgerland Financial, FLCA		7,500,000	—	2,500,000	10,000,000
GreenStone Farm Credit Services		7,500,000	—	2,500,000	10,000,000
Farm Credit Services of Mountain Plains, PCA		7,500,000	—	2,500,000	10,000,000
RB International Finance USA LLC		7,500,000	—	2,500,000	10,000,000

Total		$250,000,000	$500,000,000	$250,000,000	$1,000,000,000

Schedule 10.02
Addresses for Notices
Notice to any Administrative-Agent, L/C Issuer or any Swing-Line Lender:
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Street Address: One Independence Center 101 N Tryon St.
Mail Code: NC1-001-04-39
City, State ZIP Code Charlotte, NC 28255
Attention: Renee Daniels-Morings
Telephone: 980-387-9468
Telecopier: 617-310-3288
Electronic Mail: renee.d.daniels-morings@bankofamerica.com
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Street Address 901 Main Street 14th Floor
Mail Code: TX1-492-14-11
City, State ZIP Code Dallas, Texas 75202
Attention: Maurice E. Washington
Telephone: 214-209-4128
Telecopier: 214-290-9544
Electronic Mail: Maurice.washington@bankofamerica.com

L/C ISSUER:
Bank of America, N.A.
Trade Operations
Street Address 100 W. Temple St.
Mail Code: CA9-705-07-05
City, State ZIP Code Los Angeles, CA 90012
Attention: Teela P. Yung
Telephone: 213-580-8363
Telecopier: 213-457-8841
Electronic Mail: teela.p.yung@bankofamerica.com
SWING LINE LENDER:
Bank of America, N.A
Street Address One Independence Center 101 N. Tryon St
Mail Code: NC1-001-04-39
City, State ZIP Code Charlotte, NC 28255
Attention: Renee Daniels-Morings
Telephone: 980-387-9468
Telecopier: 617-310-3288
Electronic Mail: renee.d.daniels-morings@bankofamerica.com
COMPANY
and DESIGNATED BORROWERS:

Greif, Inc.
425 Winter Road
Delaware, OH 43015
Telephone: 740 549-6053
Facsimile: 740 549-6102
Attention: Treasurer
US Taxpayer ID 31-4388903
Company’s website address: www.greif.com
With a copy of any notices sent to:
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attention: General Counsel
Phone: 740 549-6188
Fax: 740 549-6101
AND

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
PO Box 1008
Columbus, OH 43216
Attention: Travis Wahl
Facsimile: 614-719-5025
Telephone: 614-464-6282

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ___________, _____
To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The [Company/Designated Borrower] hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):
☐	A Borrowing of [[Global][U.S.] Revolving Credit] [Term] Loans

☐	A conversion or continuation of [[Global][U.S.] Revolving Credit] [Term] Loans

1.	On (a Business Day).

2.	In the principal amount of $ . [1]

3.	Comprised of .

[Type of Loans requested]

4.	In the following currency:

5.	For Eurodollar Rate Loans: with an Interest Period of months.
6.	On behalf of [insert name of applicable Designated Borrower].

[1]	Please seek Dutch legal advice if any amount lent to an Applicable Designated Borrower organized under the laws of the Netherlands is less than €50,000 or the equivalent in another currency.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]2

[GREIF, INC./DESIGNATED BORROWER]
By:
Name:
Title:

[2]	Include this sentence in the case of a Revolving Credit Borrowing.

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date: ____________, ____
To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The [Company/Designated Borrower], on behalf of itself or, if applicable, the Designated Borrower referenced in item 3 below (the “Applicable Designated Borrower”), hereby requests a Swing Line Loan:
1.	On ______________________________ (a Business Day).

2.	In the principal amount of $________________ in the following currency ________________.[3]

3.	On behalf of ___________________________ [insert name of Applicable Designated Borrower].
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[GREIF, INC./DESIGNATED BORROWER]
By:
Name:
Title:

[3]	Please seek Dutch legal advice if any amount lent to an Applicable Designated Borrower organized under the laws of the Netherlands is less than €50,000 or the equivalent in another currency.

EXHIBIT C-1
FORM OF TERM NOTE
October 29, 2010
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to ____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of October 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation, Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender to the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Subsidiary Guaranty and is secured by the Collateral, to the extent and in the manner provided in the Agreement and the other Loan Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

GREIF, INC.
By:
Name:
Title:

TERM LOAN AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

EXHIBIT C-2
FORM OF [U.S.] [GLOBAL] REVOLVING CREDIT NOTE
October 29, 2010
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to ____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each [U.S.] [Global] Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of October 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation, Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of each [U.S.] [Global] Revolving Credit Loan made by the Lender to the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This [U.S.] [Global] Revolving Credit Note is one of the [U.S.] [Global] Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This [U.S.] [Global] Revolving Credit Note is also entitled to the benefits of the Company Guaranty, the Subsidiary Guaranty and, to the extent provided under the Loan Documents, the Foreign Subsidiary Guaranty, and is secured by the Collateral, to the extent and in the manner provided in the Agreement and the other Loan Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this [U.S.] [Global] Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. [U.S.] [Global] Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this [U.S.] [Global] Revolving Credit Note and endorse thereon the date, amount, currency and maturity of its [U.S.] [Global] Revolving Credit Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this [U.S.] [Global] Revolving Credit Note.

THIS [U.S.] [GLOBAL] REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

[COMPANY] OR [APPLICABLE DESIGNATED BORROWER]
By:
Name:
Title:

[U.S.] [GLOBAL] REVOLVING CREDIT
LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and	End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: _________
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Year of the Company and its Subsidiaries ended as of the above date, together with the reports of independent certified public accountants of recognized national standing required by such section. To the best knowledge of the undersigned, such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company and its Subsidiaries for the Fiscal Year referred to therein.]
[Use following paragraph 1 for fiscal quarter-end financial statements]
[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(a) of the Agreement for the Fiscal Quarter of the Company and its Subsidiaries ended as of the above date. To the best knowledge of the undersigned, such financial statements present fairly in all material respects the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP, subject only to normal recurring adjustments and the absence of footnotes.]

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.
3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4. The representations, warranties and certifications of (i) the Borrowers contained in Article V of the Agreement, and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations, warranties and certifications specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in clause (a) of Section 5.05 of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the financial statements in connection with which this Compliance Certificate is delivered.
5. The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Company as of                     ,                     .

GREIF, INC.
By:
Name:
Title:

For the Quarter/Year ended                                          (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.15(a) —Leverage Ratio.

	A.	Consolidated Debt at Statement Date	$_____

	B.	Consolidated EBITDA for the applicable Measurement Period (see Schedule 3 below):	$_____

	C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B):	_____:1

		Maximum permitted:	_____:1	[4]

II.	Section 7.15(b) — Consolidated Fixed Charge Coverage Ratio

	A.	Consolidated EBITDA for the applicable Measurement Period (see Schedule 3 below):	$_____

B.
Cash Capital Expenditures for the applicable Measurement Period (excluding any Capital Expenditures financed entirely (A) by capital contributions to the Company by its shareholders or from any proceeds from the issuance or sale of Equity Interests of the Company or any Subsidiaries, (B) through the incurrence of Indebtedness by the Company or any Subsidiary (other than the Loans) or (C) from the proceeds of any Asset Sale or Recovery Event):
$_____

	C.	Income taxes paid in cash for the applicable Measurement Period (other than taxes related to Asset Sales not in the ordinary course of business):	$_____

	D.	Consolidated Interest Expense paid or payable in cash for the applicable Measurement Period:	$_____

	E.	Scheduled principal payments, etc. for the applicable Measurement Period, excluding any such payments refinanced through incurrence of permitted Indebtedness:	$_____

	F.	Consolidated Fixed Charge Coverage Ratio ((Line II.A - Line II.B - Line II.C) ÷ (Line II.D + Line II.E)):	_____:1

		Minimum permitted:	1.50:1

[4]	To be 3.75:1 (or 3.50:1, during any Collateral Release Period).

For the Quarter/Year ended __________________ (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

Twelve
	Quarter	Quarter	Quarter	Quarter	Months
Consolidated EBITDA	Ended	Ended	Ended	Ended	Ended
Consolidated Net Income
+ Consolidated Interest Expense
+ income taxes
+ depreciation and depletion expense
+ amortization
- gain from sale of assets outside ordinary course
- gain from sale of Timber Lands in excess of $40,000,000
- extraordinary or non-cash nonrecurring gains
- gain from write-up of assets
+ non-cash charge from write-down of assets
+ non-cash restructuring charges
+ cash restructuring charges (FY 2010 and 2011)
= Consolidated EBITDA

EXHIBIT E-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][and][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Swing Line Loans included in such facilities)9 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[5]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[7]	Select as appropriate.

[8]	Include all applicable facilities.

[9]	Include all applicable subfacilities.

1.	Assignor[s]:

2.	Assignee[s]: [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.
Borrowers: Greif, Inc., a Delaware corporation, Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party to the Credit Agreement.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: Amended and Restated Credit Agreement, dated as of October 29, 2010, among Greif, Inc., a Delaware corporation, as Borrower, Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

6.	Assigned Interest[s]:

			Aggregate			Percentage
			Amount of	Amount of		Assigned of
		Facility	Commitment/Loans	Commitment/Loans		Commitment/		CUSIP
Assignor[s][10]	Assignee[s][11]	Assigned[12]	for all Lenders[13]	Assigned[14]		Loans[15]		Number
		__________	$ _____________	$	_____________	__________	%
		__________	$ _____________	$	_____________	__________	%
		__________	$ _____________	$	_____________	__________	%
7.	[Trade Date: _____][16]
Effective Date: _____, 20_____[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[10]	List each Assignor, as appropriate.

[11]	List each Assignee, as appropriate.

[12]
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Global Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[13]
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[14]	Please seek Dutch legal advice if any amount lent to a Borrower organized under the laws of the Netherlands is to be transferred and is less than €50,000 or the equivalent in another currency.

[15]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[16]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] [17] Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

[Consented to:] [18] BANK OF AMERICA, N.A., as [[L/C Issuer] [and as] [Swing Line Lender]]
By:
Title:

GREIF, INC., as the Company
By:
Title:

[17]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[18]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender or L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York, including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York

EXHIBIT E-2
ADMINISTRATIVE QUESTIONNAIRE

EXHIBIT F
FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT
Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.16 of that certain Amended and Restated Credit Agreement, dated as of October 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Each of _____________________ (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.
The documents required to be delivered to the Administrative Agent under Section 2.16 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Subsidiary is _____________.
Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that, with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.16 of the Credit Agreement.
This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]
By:
Title:

GREIF, INC.
By:
Title:

EXHIBIT G
FORM OF DESIGNATED BORROWER NOTICE
Date:                     ,
To:	Greif, Inc. 425 Winter Road Delaware, OH 43015
The Lenders party to the Credit Agreement referred to below
Ladies and Gentlemen:
This Designated Borrower Notice is made and delivered pursuant to Section 2.16 of that certain Amended and Restated Credit Agreement, dated as of October 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding Supra C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands with statutory seat in Amsterdam, The Netherlands, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and the Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [                                        ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.
This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent
By:
Title: